SHARE PURCHASE AGREEMENT

By and Among

1336902 B.C. UNLIMITED LIABILITY COMPANY,

as the Buyer

And

M. & W. HOLDINGS LTD.,

SANFORD CAPITAL LTD.,

IAN KANE,

ARCEE ENTERPRISES INC.,

And

0835205 B.C. LTD.,

as the Sellers

And

MARK KROEKER,

as the Sellers’ Representative

And

656700 B.C. LTD,

as the Company

Dated December 13, 2021

TABLE OF CONTENTS

TABLE OF CONTENTS		ii

SHARE PURCHASE AGREEMENT		1

Article I - DEFINED TERMS		1
1.1	Defined Terms Used in this Agreement	1

Article II - PURCHASE AND SALE OF SHARES		11
2.1	Purchase and Sale of the Shares	11
2.2	Closing	11
2.3	Payments at the Closing	11
2.4	Closing Deliveries	12
2.5	Closing Net Purchase Price	14
2.6	Post-Closing Adjustment	14
2.7	Withholding	16

Article III - REPRESENTATIONS AND WARRANTIES OF the COMPANY		16
3.1	Organization and Company Power	16
3.2	Authorization and Non-Contravention	17
3.3	Shares	17
3.4	Subsidiaries	17
3.5	Financial Statements	18
3.6	Absence of Undisclosed Liabilities	18
3.7	Indebtedness	19
3.8	Absence of Certain Developments	19
3.9	Litigation	21
3.10	Tax Matters	21
3.11	Title to Properties	25
3.12	Intellectual Property	26
3.13	Certain Contracts and Arrangements	27
3.14	Governmental Approvals; Compliance with Laws	29
3.15	Insurance Coverage	29
3.16	Employee Benefits; ERISA	30
3.17	Labour and Employment Matters	31
3.18	No Brokers or Finders	33
3.19	Transactions with Affiliates	33
3.20	Environmental Matters	33
3.21	Company Records	34
3.22	Customers and Suppliers	35
3.23	Assets; Solvency	35
3.24	Investment Canada Act	36
3.25	Competition Act	36
3.26	COVID-19 Compliance	36

Article IV - REPRESENTATIONS AND WARRANTIES OF THE SellerS		37
4.1	Authority and Non-Contravention	37
4.2	Shares	37
4.3	Legal Proceedings	38
4.4	Investment Banking; Brokerage Fees	38
4.5	Residency	38

Article V - REPRESENTATIONS AND WARRANTIES OF the Buyer		38
5.1	Organization and Power	38
5.2	Authority and Non-Contravention	38
5.3	Consents and Approvals	39
5.4	Litigation	39
5.5	Competition Act	39
5.6	Investment Canada Act	39
5.7	Transferred Information	39
5.8	Investment Banking; Brokerage Fees	39

Article VI - ADDITIONAL AGREEMENTS		40
6.1	Announcement; Confidentiality	40
6.2	Non-Competition and Non-Solicitation	40
6.3	Preservation of Books and Records	42
6.4	Investment Canada Act Notification.	42
6.5	Privileged Communications	42
6.6	Transferred Information.	42
6.7	Excluded Accounts Receivable.	43
6.8	Tax Matters	43
6.9	Further Assurances	47
6.10	D&O Policy; Indemnification of Directors and Officers	48

Article VII - INDEMNIFICATION		48
7.1	Representations, Warranties and Covenants	48
7.2	Survival Period	49
7.3	Indemnification Provisions for Buyer’s Benefit	49
7.4	Indemnification Provisions for the Seller’s Benefit; Limitations	50
7.5	Matters Involving Third Parties	51
7.6	Direct Claims	51
7.7	Further Limitations and Qualifications	52
7.8	Subrogation	54
7.9	Tax Treatment of Indemnification Payments	54

Article VIII - MISCELLANEOUS		54
8.1	Entire Agreement	54
8.2	No Third-Party Beneficiaries	54
8.3	Amendments, Waivers, Consents and Assignability	54
8.4	Notices and Demands	55
8.5	Severability	56
8.6	Counterparts	56
8.7	Headings; Interpretation	56
8.8	Exhibits and Schedules	56
8.9	Governing Law; Venue	57
8.10	Consent to Jurisdiction	57
8.11	Incorporation by Reference	57
8.12	Specific Performance	57
8.13	WAIVER OF JURY TRIAL	58
8.14	Sellers’ Representative	58

EXHIBITS AND SCHEDULES

EXHIBIT A         Calculation of Closing Net Purchase Price and Working Capital

DISCLOSURE SCHEDULES

SCHEDULE 2.1	Allocation of Purchase Price

SCHEDULE 3.2	Authorization and Non-Contravention

SCHEDULE 3.3	Shares

SCHEDULE 3.5(a)	Financial Statements

SCHEDULE 3.5(c)	Accounts Receivable or Loans Receivable from Affiliated Persons

SCHEDULE 3.7	Indebtedness

SCHEDULE 3.8	Absence of Certain Developments

SCHEDULE 3.9	Litigation

SCHEDULE 3.10(f)	Liens for Taxes

SCHEDULE 3.10(i)	Joint Venture, Partnership or Other Arrangements

SCHEDULE 3.11	Title to Properties

SCHEDULE 3.12	Intellectual Property

SCHEDULE 3.13	Certain Contracts and Arrangements

SCHEDULE 3.14(a)	Governmental Approvals; Compliance with Laws

SCHEDULE 3.15	Insurance Coverage

SCHEDULE 3.16	Employee Matters; ERISA

SCHEDULE 3.17	Labour and Employment Matters

SCHEDULE 3.19	Transaction with Affiliates

SCHEDULE 3.20(b)	Environmental Permits

SCHEDULE 3.20(d)	Release of Hazardous Substances

SCHEDULE 3.20(e)	Off-Site Hazardous Materials Facilities or Locations

SCHEDULE 3.22(a)	Customers

SCHEDULE 3.22(b)	Suppliers

SCHEDULE 3.23(a)	Assets

SCHEDULE 3.23(b)	Inventory

SCHEDULE 3.26	COVID-19 Compliance

SCHEDULE 4.1	Authority and Non-Contravention

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of December 13, 2021, by and among 1336902 B.C. UNLIMITED LIABILITY COMPANY, a British Columbia unlimited liability company (the “Buyer”), M. &. W. HOLDINGS LTD. (“M&W”), IAN KANE (“Ian”), SANFORD CAPITAL LTD. (“Sanford”), ARCEE ENTERPRISES INC. (“Arcee”) and, 0835205 B.C. LTD. (“LarsenCo”, and collectively with M&W, Sanford, Arcee, and Ian, the “Sellers”, and each individually a “Seller”), MARK KROEKER, in his capacity as the Sellers’ Representative, and 656700 B.C. LTD, a British Columbia corporation (the “Company” and, together with the Sellers and the Buyer, the “Parties”).

WHEREAS, as of the date hereof, the Sellers own 100% of the issued and outstanding shares of the Company (the “Shares”); and

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I - DEFINED TERMS

1.1    Defined Terms Used in this Agreement

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“656 Historical Financials” shall have the meaning ascribed in Section 3.5(a)(i).

“Accounting Principles” means ASPE, consistently applied using the same accounting principles, practices, procedures, policies, assumptions and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used in the preparation of the Historical Financials.

“Adjustment Time” means the close of business on the day immediately prior to the Closing Date.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

“Agreement” shall have the meaning ascribed in the Preamble.

“ASPE” means generally accepted accounting principles in Canada from time to time applying the standards prescribed in Part II of the CPA Canada Handbook – Accounting (Accounting Standards for Private Enterprises).

“Balance Sheet Date” shall have the meaning ascribed in Section 3.5.

“Basket” shall have the meaning ascribed in Section 7.3.

“Business” shall have the meaning ascribed in Section 6.2.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Vancouver, British Columbia, Toronto, Ontario, and Rochester, New York are authorized or obligated to close.

“Buyer” shall have the meaning ascribed in the Preamble.

“Buyer Indemnified Parties” shall have the meaning ascribed in Section 7.3.

“Buyer Post-Closing Prepared Tax Returns” shall have the meaning ascribed in Section 6.8(a)(ii).

“Buyer Pre-Closing Prepared Tax Returns” shall have the meaning ascribed in Section 6.8(a)(i).

“Buyer Transaction Expenses” shall mean the fees, costs and expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations.

“CARES Act Programs” shall have the meaning ascribed in Section 3.26.

“CARES Act Terms” means all terms and conditions established by any Governmental Authority for the receipt of any funds under any CARES Act Program.

“Cash” shall mean the aggregate amount of the Companies’ cash and cash equivalents plus, without duplication, security deposits and checks, wire transfers, ACH transactions and credit card payments in transit to the Companies as of the measurement date therefor, and minus, without duplication, outstanding checks, wire transfers, ACH transactions and credit card payments in transit by the Companies to the extent there has been a reduction in accounts payable in the calculation of Working Capital on account thereof, as determined in accordance with the Accounting Principles.

“Closing” shall have the meaning ascribed in Section 2.2.

“Closing Balance Sheet” shall have the meaning ascribed in Section 2.6.

“Closing Cash” shall mean the aggregate amount of Cash held by the Companies, as of the Adjustment Time, determined in accordance with the Accounting Principles.

“Closing Date” shall have the meaning ascribed in Section 2.2.

“Closing Net Purchase Price” means an amount equal to the Purchase Price minus (i) the Estimated Indebtedness, the Estimated Company Transaction Expenses, the Estimated Working Capital Deficiency (if any) plus (ii) the Estimated Working Capital Surplus (if any) and the Estimated Closing Cash.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Companies” shall have the meaning ascribed in Section 3.1.

“Company” shall have the meaning ascribed in the Preamble.

“Company Data” shall have the meaning ascribed in Section 3.12(c).

“Company Database” shall have the meaning ascribed in Section 3.12(c).

“Company Intellectual Property” shall have the meaning ascribed in Section 3.12(a).

“Company Transaction Expenses” shall mean all expenses of the Companies incurred prior to the Closing in connection with the transactions contemplated by this Agreement and the other Transaction Documents that have not been paid as of the Closing and are not included or reflected in the calculation of Working Capital, including without limitation (i) all legal fees, accountants and other service providers payable by or on behalf of the Companies and (ii) the amount of stay bonuses, sales bonuses, transaction or similar bonuses, change of control payments, retention payments or other similar payments that are accelerated, accrue or become payable to, or in respect of any current or former employee, individual independent contractor or other service provider, officer or director of the Companies or any other Person, in each case, pursuant to agreements or plans in place prior to the Closing Date in connection with the consummation of the transactions contemplated hereby and payable by the Companies, including, in each case, the employer portion of any employment, payroll, unemployment, withholding Taxes or similar Taxes paid, payable or incurred by the Companies in connection therewith, but for greater certainty, excludes any such amounts that become due and payable after the Closing as a result of actions of the Companies, the Buyer or any such employee, individual independent contractor or other service provider, officer or director of the Companies or other Person after the Closing;

“Competitive Business” shall mean any business that competes with the Business.

“Confidential Data” shall have the meaning ascribed in Section 3.12(c).

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2) or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“COVID-19 Government Assistance” shall mean any Tax amounts related to the Canada Emergency Wage Subsidy, the Temporary Wage Subsidy, the Canada Emergency Rent Subsidy, the Canada Recovery Hiring Program and Canada Emergency Business Account Loan, including any interest, penalties, or additions to Tax attributable thereto (or attributable to excessive amounts received thereto).

“Current Assets” means, as of the Adjustment Time, accounts receivable, inventory, income Taxes receivable or recoverable and prepaid expenses, but excluding (a) the portion of any prepaid expense of which the Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, (c) Cash, (d) receivables from any of the Companies’ Affiliates, directors, employees, officers or shareholders and any of their respective Affiliates, and (e) Excluded Accounts Receivables, determined without duplication and in accordance with Exhibit A and the Accounting Principles (provided that, in the event of any conflict or inconsistency between the Accounting Principles and Exhibit A, Exhibit A shall prevail).

“Current Liabilities” means, as of the Adjustment Time, accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables to any of the Companies’ Affiliates, directors, employees, officers or shareholders and any of their respective Affiliates, (b) deferred Tax liabilities, (c) Company Transaction Expenses, and (d) any Indebtedness of the Companies, determined without duplication and in accordance with Exhibit A and the Accounting Principles. (provided that, in the event of any conflict or inconsistency between the Accounting Principles and Exhibit A, Exhibit A shall prevail).

“Customers” shall have the meaning ascribed in Section 3.22(a).

“Disclosure Schedule” shall have the meaning ascribed in Article III.

“Dispute Period” has the meaning ascribed in Section 7.5(b).

“Employee Benefit Plan” shall have the meanings ascribed in Section 3.16.

“Encumbrances” shall mean any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” shall mean any legal claim, legal demand or Legal Proceeding arising under Environmental Laws.

“Environmental Laws” shall mean any applicable law, including without limitation, federal, provincial and municipal laws, regulations and by-laws and any order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health and safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, Release, transportation, processing, manufacturing, labeling, warning, testing, production, disposal, risk management, control, clean up or remediation of any Hazardous Materials; or (c) any product responsibility, extended producer responsibility or stewardship requirements, in each case, concerning the recycling or disposal of batteries or waste batteries.

“Environmental Notice” shall mean any written directive, notice of violation, infraction, investigation, remediation, corrective obligation, complaint, penalty or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Laws or any term or condition of any Environmental Permit.

“Environmental Permit” shall mean any Permit, license, sublicense, approval, certification, registration, exemption, variance, permissive use, letter, clearance, consent, waiver, closure, exemption, decision, approval, other authorization of any nature or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Laws.

“ERISA” shall have the meaning ascribed in Section 3.16.

“Escrow Agent” means Cassels Brock & Blackwell LLP.

“Escrow Agreement” means the escrow agreement by and among the Buyer, the Sellers’ Representative and the Escrow Agent to be entered into as of the Closing Date, in a form acceptable to the parties thereto.

“Escrow Amount” means the Indemnification Escrow Amount plus the Working Capital Escrow Amount.

“Estimated Closing Cash” shall mean the estimated Closing Cash as of the Adjustment Time, as set forth in Exhibit A.

“Estimated Company Transaction Expenses” shall mean the estimated Company Transaction Expenses that are unpaid as of the Closing, as set forth in Exhibit A.

“Estimated Indebtedness” shall mean the estimated Indebtedness of the Companies as of the Adjustment Time, as set forth in Exhibit A.

“Estimated Working Capital Deficiency” shall mean the estimated Working Capital Deficiency of the Companies as of the Adjustment Time (determined in accordance with Exhibit A and the Accounting Principles), as set forth in Exhibit A.

“Estimated Working Capital Surplus” shall mean the estimated Working Capital Surplus of the Companies as of the Adjustment Time (determined in accordance with Exhibit A and the Accounting Principles), as set forth in Exhibit A.

“Excell USA” means Excell Battery Corporation USA, a Texas corporation.

“Excell USA Historical Financials” shall have the meaning ascribed in Section 3.5(a)(ii).

“Excluded Accounts Receivable” means without duplication, any accounts receivable of the Companies as of the Adjustment Time and that are not included or reflected in the calculation of Working Capital.

“Final Closing Cash” shall have the meaning ascribed in Section 2.6(b).

“Final Company Transaction Expenses” shall have the meaning ascribed in Section 2.6(b).

“Final Indebtedness” shall have the meaning ascribed in Section 2.6(b).

“Final Net Purchase Price” shall mean an amount equal to the Purchase Price minus (i) the Final Indebtedness, the Final Company Transaction Expenses and the Final Working Capital Deficiency (if any), plus (ii) the Final Working Capital Surplus (if any) and the Final Closing Cash.

“Final Working Capital Deficiency” shall have the meaning ascribed in Section 2.6(b).

“Final Working Capital Surplus” shall have the meaning ascribed in Section 2.6(b).

“Financial Statements” shall have the meaning ascribed in Section 3.5(a)(iii).

“Fundamental Representations of the Buyer” shall have the meaning ascribed in Section 7.2.

“Fundamental Representations of the Seller” shall have the meaning ascribed in Section 7.2.

“General Release” shall have the meaning ascribed in Section 2.4(a)(xi).

“Governmental Authority” means any federal, state, provincial, territorial, local, municipal or foreign government (including any political subdivision thereof, court, administrative agency, regulatory body, board, organization, authority), or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“GST” shall have the meaning ascribed in Section 3.10(p).

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Laws; (ii) it is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, mutagenic, dangerous or otherwise hazardous; (iii) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (iv) it is or contains, without limiting the foregoing clauses (i)-(iii), asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel or waste, natural gas or synthetic gas.

“Historical Financials” shall have the meaning ascribed in Section 3.5(a)(ii).

“Indebtedness” shall mean with respect to any Person, without duplication: (i) any indebtedness for borrowed money (including credit card liabilities or obligations) or issued in substitution for or exchange of indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured, including principal, premium (if any) and accrued interest; (ii) any indebtedness or obligation evidenced by any bond, debenture, note, debt security, unfunded letter of credit or other similar instrument, including principal, premium (if any) and accrued interest; (iii) any obligations for earn-outs or other similar payments owed in connection with any acquisitions; (iv) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Working Capital); (v) capital lease obligations; (vi) any guaranty of any other Person for the obligations and indebtedness set forth in subsections (i) through (v) herein; and (vii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof at the Adjustment Time. Notwithstanding the foregoing, “Indebtedness” shall not include (x) any amounts included as Company Transaction Expenses (y) any Current Liabilities and (z) the PPP Loan.

“Indemnification Escrow Amount” means $846,000.00.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement).

“Indemnified Party” shall have the meaning ascribed in Section 7.6.

“Indemnifying Party” shall have the meaning ascribed in Section 7.6.

“Independent Accounting Firm” shall have the meaning ascribed in Section 2.6(a).

“Inventory” shall have the meaning ascribed in Section 3.23(b).

“Item of Dispute” shall have the meaning ascribed in Section 2.6(a).

“Interim Financials” shall have the meaning ascribed in Section 3.5(a)(iii).

“Knowledge” shall have the meaning ascribed in Article III.

“Law” means any applicable (a) international, multinational, foreign, federal, provincial, state, territorial, local or municipal law, rule, statute, constitution, treaty, regulation, judgment, injunction, common law, order, directive, ordinance, code, decree, other requirements having the force of law, and any legally-binding requirements in a Permit or restriction of any Governmental Authority or (b) governmental order.

“Leases” shall have the meaning ascribed in Section 3.11.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing or formal inquiry or audit commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Loss” or “Losses” shall mean any losses, Taxes, liabilities, costs, fines, penalties, interests, expenses (including the reasonable fees of lawyers, accountants, consultants, experts, and other professionals) and damages, but excluding any and all aggravated or punitive losses, claims for loss profits, diminution in value, “multiple of profits”, “multiple of cash flow” or similar losses (in each case, except arising out of Third Party Claims) as well as any consequential or indirect damages, except to the extent such consequential or indirect damages were reasonably foreseeable, incurred by any Party entitled to indemnification under this Agreement.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually, has had a continuing material and adverse effect upon the assets, liabilities, financial condition or operating results of the Companies; provided, however, that none of the following shall be deemed to constitute, and no adverse Event arising from or relating to the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) general economic or political conditions, including capital, credit and financial markets and such conditions related to the business thereof, (b) general changes in the industries or lines of business in which the Companies operate, except such general changes that have a disproportionate impact on the Companies compared to other participants in such industries or lines of business, (c) changes in the Law or in ASPE or generally accepted accounting principles outside of Canada, or the interpretation, application or non-application thereof, (d) the taking of or failure to take any action permitted by this Agreement and the other agreements contemplated hereby, (e) failures to meet financial projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance of any period, except that the underlying causes of such failures shall not be excluded when determining whether there has been a Material Adverse Effect, (f) any “act of God,” including, but not limited to, weather, fires, natural disasters, earthquakes, pandemics (including the COVID-19 coronavirus pandemic), acts of war, terrorism, civil unrest or sabotage, or (g) changes resulting from the announcement of the execution of this Agreement or the transactions contemplated hereunder or the consummation of such transactions.

“Negative Adjustment Amount” shall have the meaning ascribed in Section 2.6(c).

“Notice” shall have the meaning ascribed in Section 7.6.

“Notice of Disagreement” shall have the meaning ascribed in Section 2.6(a).

“Party” or “Parties” shall mean those entities or individuals identified in the first paragraph of the Preamble.

“Permits” shall have the meaning ascribed in Section 3.14.

“Permitted Encumbrances” means each of the following: (a) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlords’ and other similar Encumbrances which (1) purely arise due to statutory provisions, (2) arise in the ordinary course of business and (3) relate to charges that are not overdue, delinquent or disputed, or if overdue or delinquent, the validity of which the Company or Excell USA, as applicable, is contesting in good faith by proper Legal Proceedings; (c) permits, licenses, agreements, easements, servitudes, restrictive covenants, rights-of-way, requirements and restrictions of zoning, building and other Laws, rules and regulations which do not arise as a result of a violation of Law or which do not materially impair the current use or marketability of the applicable property; (d) Encumbrances related to Taxes which are not due or delinquent or, if due or delinquent, the validity of which the Company or Excell USA, as applicable, is or will be contesting in good faith by proper Legal Proceedings; (e) undetermined or inchoate Encumbrances arising in the ordinary course of or incidental to the Business which have not been filed pursuant to Law against the Companies or in respect of which no steps or proceedings to enforce such Encumbrances have been initiated or which relate to obligations which are not due or delinquent or, if due or delinquent, which the Company or Excell USA, as applicable, is contesting in good faith by appropriate proceedings; (f) all instruments registered against the title to any real property prior to Closing; and (g) any Encumbrances arranged by or on behalf of Buyer.

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” shall have the meaning ascribed in Section 3.12(c).

“Positive Adjustment Amount” shall have the meaning ascribed in Section 2.6(d).

“PPP Lender” means City National Bank, or any subsequent holder of the PPP Loan.

“PPP Loan” means the loan made to Excell USA by the PPP Lender on March 31, 2021, in the original principal amount of $315,230.00 as evidenced by a U.S. small business administration note dated March 31, 2021 from Excell USA to the PPP Lender.

“PPP Loan Obligations” means Excell USA’s obligations for the repayment in full of the PPP Loan, including the payment, performance, discharge and satisfaction of all liabilities and obligations of Excell USA to the PPP Lender in connection with any documents entered into in connection with the PPP Loan and all costs, expenses, legal fees and liabilities incurred by the PPP Lender in connection with enforcement of its rights or remedies in connection with the PPP Loan.

“Pre-Closing Tax Period” shall mean any Tax period ending on or prior to the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privacy Commitments” shall have the meaning ascribed in Section 3.12(c).

“Privacy Laws” shall have the meaning ascribed in Section 3.12(c).

“Privacy Policy” shall have the meaning ascribed in Section 3.12(c).

“Privileged Communications” means all privileged communications prior to and after Closing and arising out of or relating to the negotiation, documentation and consummation of this Agreement and the other documents and instruments contemplated hereby (including the Transaction Documents), and the completion of the transactions contemplated hereby and thereby, between or among the Sellers and their agents and representatives, on the one hand, and the Sellers’ legal counsel, on the other hand.

“Process” or “Processing” shall have the meaning ascribed in Section 3.12(c).

“PST” shall have the meaning ascribed in Section 3.10(p).

“Purchase Price” shall have the meaning ascribed in Section 2.1.

“Qualifying Claim” shall have the meaning ascribed in Section 7.3.

“Regulatory Representations” shall have the meaning ascribed in Section 7.2.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Seller Indemnified Parties” shall have the meaning ascribed in Section 7.4.

“Sellers” shall have the meaning ascribed in the Preamble.

“Sellers’ Representative” shall have the meaning ascribed in Section 8.14(a).

“Share Purchase” shall have the meaning ascribed in Section 2.1.

“Shares” shall have the meaning ascribed in the Recitals.

“Specified Employee” shall have the meaning ascribed in Section 6.2(a)(i).

“Straddle Period” shall mean any Tax period beginning before the Closing Date and ending on or after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Suppliers” shall have the meaning ascribed in Section 3.22(b).

“Target Working Capital” shall mean $1,772,816.00.

“Tax” or “Taxes” shall mean any federal, provincial, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Act” means the Income Tax Act (Canada), and the regulations thereunder, as amended from time to time.

“Tax Authority” shall mean any Governmental Authority, board, bureau, body, department or authority of any Canadian federal, provincial, territorial or local jurisdiction or any foreign jurisdiction (including the U.S.), having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Contest” shall have the meaning ascribed in Section 6.8(b).

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Term” means the period beginning on the Closing Date and ending on the later of (A) in the case of Ian, the one (1) year anniversary of the Closing Date, (B) in the case of the other Sellers (other than Ian), the five (5) year anniversary of the Closing Date, and (C) to the extent any Seller becomes an employee of the Company, the one (1) year anniversary of the termination of such employment with the Company, for any reason.

“Territory” shall have the meaning ascribed in Section 6.2.

“Third-Party Claim” shall have the meaning ascribed in Section 7.6

“Transaction” shall have the meaning ascribed in Section 2.1.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement and the General Releases.

“Transfer Taxes” shall have the meaning ascribed in Section 6.8(g).

“Transferred Information” means the Personal Information to be disclosed or transferred to the Buyer or any of its representatives or agents by or on behalf of the Sellers or the Companies as a result of, or in conjunction with, the transactions contemplated by this Agreement, and includes all such Personal Information disclosed to the Buyer or any of its representatives or agents prior to the execution of this Agreement.

“Working Capital” means as of the Adjustment Time, the Current Assets of the Companies minus the Current Liabilities of the Companies.

“Working Capital Deficiency” means the amount, if any, by which the Target Working Capital exceeds the Working Capital.

“Working Capital Escrow Amount” means $88,641.00.

“Working Capital Escrow Fund” means the Working Capital Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement

“Working Capital Surplus” means the amount, if any, by which the Working Capital exceeds the Target Working Capital.

ARTICLE II - PURCHASE AND SALE OF SHARES

2.1    Purchase and Sale of the Shares

At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell the Shares and the Buyer shall purchase the Sellers’ right, title and interest in and to such Shares, free and clear of all Encumbrances (other than Permitted Encumbrances and transfer restrictions imposed by applicable securities Laws and those put in place by the Buyer at Closing) (the “Share Purchase”), in exchange for an aggregate cash payment of $7,050,000.00 (the “Purchase Price”), as further adjusted pursuant to Article II (collectively, the “Transaction”). The Purchase Price shall be allocated among the Shares as set forth in Schedule 2.1.

2.2    Closing

The Transaction shall occur at a closing (the “Closing”) to take place on the date hereof remotely via electronic exchange of documents and signatures, or at such other time or such other place as the Parties hereto may mutually determine (the “Closing Date”).

2.3    Payments at the Closing

At the Closing:

(a)    the Buyer shall deliver or shall cause to be delivered to the Sellers’ legal counsel, in trust for the Sellers, in accordance with Section 2.1, by wire transfer of immediately available funds to a bank account designated in writing by the Sellers’ legal counsel, the Closing Net Purchase Price less the Escrow Amount;

(b)    the Buyer shall cause to be paid to each holder of Indebtedness of the Companies from which the Buyer shall have received a payoff letter in accordance with the second to the last sentence of this Section 2.3, the amount of Indebtedness to be repaid as of the Adjustment Time pursuant to such payoff letters;

(c)    the Buyer shall cause to be paid the Company Transaction Expenses for which the Buyer shall have received an invoice in accordance with the second to last sentence of this Section 2.3, the amount to be paid at the Closing pursuant to such invoices;

(d)    the Buyer shall deposit the Escrow Amount by wire transfer of immediately available funds into an escrow account to be established pursuant to the Escrow Agreement, to satisfy (or partially satisfy) (i) the Sellers’ payment obligations under Section 2.6 and (ii) the Sellers’ payment obligations under Article VII; and

(e)    the Buyer shall cause to be paid at the Buyer’s sole cost (and not as a portion of the Purchase Price) the Buyer Transaction Expenses to the appropriate party to which such payments are due.

With respect to Company Transaction Expenses and Indebtedness of the Companies, the Buyer shall contribute to the Company funds as a non-interest-bearing loan that are sufficient to enable the Company to pay such Company Transaction Expenses and Indebtedness of the Companies.

In order to facilitate the payments pursuant to Section 2.3(b) and Section 2.3(c), the Company shall on or prior to the Closing Date, deliver to the Buyer (x) payoff letters, each on terms and in a form reasonably acceptable to the Buyer, from each holder of Indebtedness of the Companies that is to be repaid on the Closing Date pursuant to Section 2.3(b) and shall have made arrangements reasonably satisfactory to the Buyer for such holders of such Indebtedness to deliver all related lien releases to the Buyer as soon as practicable after the Closing and (y) invoices for each of the Company Transaction Expenses that is to be paid at Closing.

2.4    Closing Deliveries

(a)    At the Closing, the Sellers shall deliver, or shall cause to be delivered (unless previously delivered), the following to the Buyer, in each case in form and substance reasonably acceptable to the Buyer:

(i)    the original share certificates representing the Shares and duly executed copies of instruments of transfer and any other documents necessary to transfer to the Buyer good and valid title to the Shares, free and clear of all Encumbrances (other than Permitted Encumbrances);

(ii)    a certificate signed by an officer of the Company, certifying as to the resolutions of the board of directors of the Company approving this Agreement and the transactions contemplated hereby;

(iii)    a certificate signed by an officer of each non-individual Seller, certifying as to the resolutions of the board of directors or trustees of such Seller approving this Agreement and the transactions contemplated hereby;

(iv)    a copy of the certificate of incorporation of the Company and a copy of the notice of articles of the Company, each together with all amendments thereto and certified by an officer of the Company;

(v)    the original minute books of the Companies to the extent not in the possession of the Companies at the Closing;

(vi)    certificates of good standing (or in the case of Excell USA, a Texas franchise tax account status report) with respect to each of the corporate Sellers and the Companies, in each case issued in their respective jurisdictions of existence;

(vii)    written resignations, effective as of the Closing, from each Person who serves as a director or officer of the Companies as of immediately prior to the Closing;

(viii)    any and all consents or waivers required from third parties relating to this Agreement or the other Transaction Documents or any of the other transactions contemplated hereby or thereby, including, but not limited to, any consents related to any “change of control” of the Companies, provided that, if and to the extent that any such consents or waivers are not obtained or delivered prior to Closing and the Buyer consummates the transactions contemplated by this Agreement notwithstanding same, the Buyer shall be deemed to have waived the requirement for such consents or waivers and the Sellers shall be forever released and discharged from the obligation to obtain or deliver such consents or waivers, provided that this shall not limit any continuing obligations of the Sellers under Section 6.9;

(ix)    the Escrow Agreement, executed by the Sellers’ Representative;

(x)    evidence of the termination of any shareholder agreements in respect of the Companies;

(xi)    a general release in a form acceptable to the parties thereto (the “General Release”) executed by the Sellers in favour of the Company; and

(xii)    a certificate from each Seller stating that such Seller is not a non-resident of Canada within the meaning of the Tax Act.

(b)    At the Closing, the Buyer shall deliver, or cause to be delivered (unless previously delivered), the following to the Sellers’ Representative, in each case in form and substance reasonably acceptable to the Sellers:

(i)    a certificate signed by an officer of the Buyer, certifying as to the resolutions of the board of directors of the Buyer approving this Agreement and the transactions contemplated hereby;

(ii)    the Escrow Agreement, executed by the Buyer and the Escrow Agent;

(iii)    the General Release, executed by the Buyer, the Company and Excell USA in favour of the Sellers; and

(iv)    a certificate of good standing issued by the British Columbia Registrar of Companies, certifying that the Buyer is in active status or good standing in British Columbia.

(c)    At the Closing, the following shall occur:

(i)    the Buyer shall purchase the Shares by paying, or causing to be paid, (x) to the Sellers the Closing Net Purchase Price less the Escrow Amount by wire transfer of immediately available funds to the Sellers’ legal counsel, in trust for the Sellers, to the bank account designated by the Sellers’ legal counsel prior to the Closing and (y) to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds;

(ii)    the Buyer shall make each other payment as set forth in Section 2.3;

(iii)    the Sellers shall sell, assign, transfer, convey and deliver, and effective at Closing hereby does sell, assign, transfer, convey and deliver, the Shares owned by the Sellers to the Buyer, and the books and records of Companies shall be updated to reflect such transfer;

(iv)    the Company and the Sellers shall deliver to the Buyer such other supporting documents and certificates as the Buyer may reasonably request;

(v)    the Buyer shall deliver to the Sellers’ Representative such other supporting documents and certificates as the Sellers may reasonably request; and

(vi)    the Buyer shall deliver, or cause to be delivered, the Escrow Amount to the Escrow Agent.

2.5    Closing Net Purchase Price

The Sellers and the Buyer have estimated, in good faith, the Closing Net Purchase Price, based on the calculations set out in Exhibit A. Exhibit A sets out the Sellers’ and the Buyer’s good faith estimates of (i) the Estimated Company Transaction Expenses, (ii) the Estimated Working Capital Deficiency, if any, (iii) the Estimated Working Capital Surplus, if any, (iv) the Estimated Indebtedness, (v) the Estimated Closing Cash, and (v) the Closing Net Purchase Price, in each case as of the Adjustment Time and, if applicable, determined in accordance with the Accounting Principles.

2.6    Post-Closing Adjustment

(a)    Promptly, but in any event within 60 days after the Closing Date, the Buyer shall (X) prepare and deliver to the Sellers’ Representative a consolidated balance sheet of the Companies (the “Closing Balance Sheet”) (prepared in accordance with Exhibit A and the Accounting Principles, provided that in the event of a conflict between Exhibit A and the Accounting Principles, Exhibit A shall prevail), which will reflect in reasonable detail the Buyer’s determination of the Final Net Purchase Price and (i) the unpaid Company Transaction Expenses (which shall be included as a liability of the Company on the Closing Balance Sheet), (ii) the Working Capital Deficiency, if any, (iii) the Working Capital Surplus, if any, (iv) the Indebtedness of the Companies, and (v) the Closing Cash, in each case as of the Adjustment Time, and (Y) deliver to the Sellers’ Representative the Closing Balance Sheet, together with a certificate of the Buyer executed on its behalf by its Chief Financial Officer confirming that the Closing Balance Sheet was properly prepared in good faith and in accordance with Exhibit A and the Accounting Principles, provided that in the event of a conflict between Exhibit A and the Accounting Principles, Exhibit A shall prevail. For the avoidance of doubt, the provisions of Exhibit A shall be interpreted so as to avoid double counting (whether positive or negative), of any item to be included in the Closing Balance Sheet, including Working Capital, Company Transaction Expenses, Closing Cash and Indebtedness.

(b)    If the Sellers’ Representative in good faith disagrees with the Buyer’s determination of the Final Net Purchase Price, the Company Transaction Expenses, Working Capital Deficiency, Working Capital Surplus, Indebtedness and/or Closing Cash in each case as reflected on the Closing Balance Sheet, the Sellers’ Representative may, within 30 days after receipt of the Closing Balance Sheet, deliver a written notice (the “Notice of Disagreement”) to the Buyer setting forth each item of dispute (each an “Item of Dispute”), the reasonable basis for such dispute and the Sellers’ Representative’s calculation of such Item of Dispute. If the Buyer does not receive a Notice of Disagreement within 30 days after delivery by the Buyer of the Closing Balance Sheet, the Closing Balance Sheet shall be conclusive and binding upon each of the Parties. If the Buyer receives a Notice of Disagreement from the Sellers’ Representative within 30 days after delivery by the Buyer of the Closing Balance Sheet, the Buyer and the Sellers’ Representative shall attempt in good faith to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Balance Sheet shall be modified to the extent necessary to reflect such resolution. During the period between the Buyer’s delivery of the Closing Balance Sheet pursuant to Section 2.6(a) and the final determination of the same pursuant to Section 2.6(b), the Buyer shall provide the Sellers’ Representative and its representatives with reasonable access to the books, records, personnel and representatives of the Companies, and such other information related to the Companies as the Sellers’ Representative or its representatives may reasonably request, so as to enable the Sellers’ Representative and its representatives to analyze the Closing Balance Sheet and the underlying calculations and documents related thereto. If any Item of Dispute remains unresolved as of the 30th day after timely delivery by the Seller of the Notice of Disagreement, the Buyer and the Sellers’ Representative shall jointly retain an impartial, nationally recognized firm of chartered professional accountants agreeable to both the Buyer and Sellers’ Representative (the “Independent Accounting Firm”) to resolve such remaining disagreement, it being understood that any item not included as an Item of Dispute on the Notice of Disagreement shall be conclusive and binding upon each of the Parties as set forth on the Closing Balance Sheet. The Buyer and the Sellers’ Representative shall request that the Independent Accounting Firm render a determination as to each unresolved Item of Dispute as soon as practicable after its retention and in no event greater than 30 days after the engagement of the Independent Accounting Firm, and each of the Buyer, the Sellers’ Representative and each of their respective agents and representatives shall cooperate with the Independent Accounting Firm, and shall provide the Independent Accounting Firm with reasonable access to their respective books, records, personnel and representatives and such other information as the Independent Accounting Firm may reasonably request, so as to enable it to make such determination as quickly and accurately as practicable. The Independent Accounting Firm shall consider only those Items of Dispute and amounts related thereto that were set forth in the Closing Balance Sheet and the Notice of Disagreement and that remain unresolved by the Buyer and the Sellers’ Representative, and in resolving any Item of Dispute, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party nor less than the smallest value for such item claimed by either Party. The Independent Accounting Firm’s determination(s) shall be based upon the definitions of Company Transaction Expenses, Working Capital Deficiency, Working Capital Surplus, Indebtedness and Closing Cash (as applicable) included herein and in accordance with Exhibit A and the Accounting Principles (provided that in the event of a conflict between Exhibit A and the Accounting Principles, Exhibit A shall prevail). The Independent Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.6 and, absent manifest error, shall be conclusive and binding upon each of the Parties, and the Closing Balance Sheet shall be modified to the extent necessary to reflect such determination(s). The Independent Accounting Firm shall allocate its fees, costs and expenses between the Buyer on the one hand, and the Sellers on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person. The Company Transaction Expenses, Working Capital Deficiency, Working Capital Surplus, Indebtedness and Closing Cash, in each case as of the Adjustment Time and as finally determined pursuant to this Section 2.6, are referred to herein as the “Final Company Transaction Expenses,” “Final Working Capital Deficiency,” “Final Working Capital Surplus,” “Final Indebtedness,” and “Final Closing Cash,” respectively.

(c)    Negative Adjustment. If the Closing Net Purchase Price exceeds the Final Net Purchase Price as finally determined in accordance with this Section 2.6 (such excess amount, the “Negative Adjustment Amount”), then the Sellers’ Representative shall promptly (but in any event within five (5) Business Days following the final determination of the Final Net Purchase Price) pay an amount equal to such insufficiency to the Buyer (i) from the Working Capital Escrow Fund; and (ii) to the extent the amount of the Negative Adjustment Amount exceeds the amount available in the Working Capital Escrow Fund, from the Indemnification Escrow Fund or from Sellers, at the discretion of Buyer; in accordance with the Escrow Agreement.

(d)    Positive Adjustment. If the Final Net Purchase Price exceeds the Closing Net Purchase Price as finally determined in accordance with this Section 2.6 (such excess amount, the “Positive Adjustment Amount”), then the Buyer shall promptly (but in any event within five (5) Business Days following the final determination of the Final Net Purchase Price) pay the Positive Adjustment Amount to the Sellers’ legal counsel, in trust for the Sellers, by wire transfer of immediately available funds to the account designated by the Sellers’ legal counsel.

(e)    Release of Working Capital Escrow Fund. Within five (5) Business Days after the date on which the Final Net Purchase Price is finally determined pursuant to this Section 2.6, the Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver any portion of the Working Capital Escrow Fund not distributed to the Buyer pursuant to Section 2.6(c) (if any) to the Sellers’ legal counsel, in trust for the Sellers.

(f)    Any payments made to any Party pursuant to this Section 2.6 shall be treated as an adjustment of the Purchase Price for all Tax purposes to the greatest extent permitted by law and shall be reported as such by the Parties on their Tax Returns.

2.7    Withholding

Notwithstanding anything to the contrary in this Agreement, Buyer and its agents shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Sellers or any other Person pursuant to this Agreement or the Transaction Documents such amounts that are required to be deducted or withheld pursuant to the Tax Act or any Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Buyer that, except as and to the extent disclosed in a written Disclosure Schedule delivered by the Sellers’ Representative to the Buyer simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), the statements contained in this Article III are true and correct as of the Closing. The Disclosure Schedule (a) shall be arranged in sections corresponding to the applicable sections of this Agreement, and (b) shall not be construed as indicating that any matter disclosed therein is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material to the Companies. References to the “Knowledge” of the Company or the Sellers are deemed to mean the actual knowledge of Mark Kroeker, Ian Kane and Carmena Gee after making reasonable inquiry into the subject matter in question. For the purposes hereof, “reasonable inquiry into the subject matter in question” will be satisfied by such individual via a question and answer period conducted by any such individual with senior management personnel of the Companies who would reasonably be expected to have knowledge of the relevant subject matter and reasonable subsequent inquiry based on the content of such question and answer period. For the avoidance of doubt, to the extent that a representation or warranty refers to a prior time period, all references to the “Company” as used in such representation or warranty shall include the Company as in existence during that time period, including prior names and corporate and limited liability company or entity forms.

3.1    Organization and Company Power

The Company is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia. The Company has all requisite corporate power and authority to own its properties, to carry on its business as presently conducted, to enter into and perform this Agreement and the Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Excell USA is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Excell USA has all requisite corporate power and authority to own its properties, to carry on its business as presently conducted. The Company and Excell USA (collectively, the “Companies”) are duly licensed or qualified to do business in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary. The Companies are not in violation of any term or provision of their respective organizational documents, each as in effect as of this date.

3.2    Authorization and Non-Contravention

(a)    The Transaction Documents to which the Company is a party (when executed by the Company and the other parties thereto) are valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally. The execution, delivery and performance of the Transaction Documents to which the Company is a party and the sale and delivery of the Shares in accordance with this Agreement, have been duly authorized by all necessary corporate or other action of the Company.

(b)    Except as set forth on Schedule 3.2, the execution, delivery and performance of the Transaction Documents to which the Company is a party by the Company, including, without limitation, the sale and delivery of the Shares in accordance with this Agreement and the performance by the Company of any transactions contemplated by the Transaction Documents to which the Company is a party will not: (i) violate or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which the Companies are a party or by which they or the assets of the Companies are bound, or any provision of the organizational documents of the Companies, or cause the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the assets of the Companies; (ii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, any provision of any material Law, or any order of, or any restriction imposed by any court or other Governmental Authority applicable to the Companies; (iii) require from the Companies any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party; or (iv) accelerate any obligation under, or give rise to a right of termination of, any material agreement, permit, license or authorization to which the Companies are a party or by which each is bound.

3.3    Shares

The authorized capital of the Company is set out in Schedule 3.3. All Shares of the Company are held beneficially and of record by the Sellers as disclosed on Schedule 3.3. Except as disclosed in Schedule 3.3 and in the Transaction Documents, there are no outstanding subscriptions, options, warrants, phantom rights, commitments, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of any class or other equity interests of the Company. Except as set forth in Schedule 3.3 or as expressly provided for in this Agreement, the Company does not have any obligation to purchase, redeem, or otherwise acquire any of its equity interests or any interests therein. All of the outstanding equity interests of the Company are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable securities Laws. There are no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s equity interests, other than rights set forth herein. Other than the rights set forth in Schedule 3.3, there are no rights to have the Company’s equity interests registered for sale to the public pursuant to the Laws of any jurisdiction, and there are no agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s equity interests.

3.4    Subsidiaries

Excell USA is the sole Subsidiary of the Company, and the Company owns, directly or indirectly, all of the issued and outstanding capital stock of Excell USA, free and clear of all Liens. Except for its ownership of Excell USA, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity. All issued and outstanding shares of capital stock of Excell USA have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights. There are no authorized or outstanding options, warrants, calls, subscriptions or other rights relating to Excell USA with respect to which Excell USA may be obligated to issue or sell any shares of capital stock of Exell USA or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of Excell USA. At the Closing, the Company will not have any Subsidiaries other than Excell USA.

3.5    Financial Statements

(a)    The Company has delivered to the Buyer the following financial statements, copies of which are attached as Schedule 3.5(a):

(i)    notice to reader financial statements of the Company consisting of the balance sheets of the Company as of January 31, 2021, 2020 and 2019 and the related statement of loss and deficit for the years then ended (the “656 Historical Financials”);

(ii)    reviewed financial statements of Excell USA consisting of the balance sheets of Excell USA as of January 31, 2021, 2020 and 2019 and the related statements of earnings and retained earnings and cash flows for the years then ended (the “Excell USA Historical Financials” and together with the 656 Historical Financials, the “Historical Financials”); and

(iii)    internally prepared financial statements of Excell USA consisting of the balance sheet of Excell USA as of October 31, 2021 and the related income statement for the nine and 12 months, respectively, then ended (the “Interim Financials” and together with the Historical Financials, the “Financial Statements”).

(b)    Except as set forth on Schedule 3.5(a) and except for the 656 Historical Financials which have been prepared on a notice to reader basis, the Financial Statements have been prepared in accordance with ASPE, applied on a consistent basis throughout the period involved, except as may be indicated in the notes thereto and subject, in the case of the Interim Financials, to year-end adjustments and the absence of notes (if any). The Financial Statements fairly present, in all material respects, in accordance with ASPE, (except as provided above), the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Companies for the periods indicated.

(c)    Subject to the reserve for bad debts set forth in the Interim Financials or that would, consistent with ASPE, be included in the next year-end financial statements of the Companies, all of the accounts receivable of the Companies are valid and, to the Sellers’ and Company’s Knowledge, payable claims in accordance with their terms at their recorded amounts and subject to no known set off or counterclaim. Since January 31, 2021 (the “Balance Sheet Date”), the Companies have collected their accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices. Except as disclosed in Schedule 3.5(c), the Companies do not have any accounts receivable or loans receivable from any Person which is affiliated with it or any of its directors, officers, employees or shareholders.

3.6    Absence of Undisclosed Liabilities

Except as stated or adequately reserved against in the Financial Statements, incurred as a result of or arising out of the transactions contemplated under the Transaction Documents, or which have been incurred in the ordinary course of business since the Balance Sheet Date or are not, individually or in the aggregate, material in amount, the Companies do not have any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, or known or unknown that is required by ASPE, to be reflected on a balance sheet of the Companies or disclosed in the notes thereto.

3.7    Indebtedness

Except for Indebtedness set forth on Schedule 3.7, the Companies have no Indebtedness outstanding. The Companies have not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness of any other Person. The Companies are not in default with respect to any outstanding Indebtedness or any instrument relating thereto, nor, to the Sellers’ and the Company’s Knowledge, is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by the Companies or the operation of the Companies’ business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any outstanding Indebtedness of the Companies have been furnished to or made available to the Buyer.

3.8    Absence of Certain Developments

Except as set forth on Schedule 3.8, since the Balance Sheet Date, the Companies have conducted its business only in the ordinary course consistent with past practice in all material respects and except for general industry and economic conditions and transactions expressly contemplated by this Agreement, there has been:

(a)    no occurrence or event which, in the aggregate, has or would be reasonably expected to have a Material Adverse Effect on the Companies;

(b)    no declaration, setting aside or payment of any non-cash dividend or other non-cash distribution with respect to, or any direct or indirect redemption or acquisition of, any of the shares of the Companies;

(c)    no waiver of any material right of the Companies or cancellation of any material debt or claim held by the Companies;

(d)    no increase in the compensation paid or payable or employee benefits provided to any officer, employee or agent of the Companies other than in the ordinary course of business;

(e)    no material loss, destruction or damage to any property of the Companies, whether or not insured;

(f)    no entry into or agreement to enter into a collective bargaining agreement or similar labour contract, no labour dispute involving the Companies and no material change in the personnel of the Companies or the terms and conditions of their employment, other than in the ordinary course of business;

(g)    no adoption, amendment or modification of any Employee Benefit Plan, except as required by Law or the terms of such Employee Benefit Plan, and no action to accelerate the vesting of, or payment of, any compensation or benefit under any Employee Benefit Plan or to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;

(h)    no material acquisition or disposition or abandonment of any assets (or any contract or arrangement therefor) except in the ordinary course of business nor any other transaction by the Companies otherwise than for fair value in the ordinary course of business, except between Affiliates of the Companies;

(i)     no change in accounting methods or practices of the Companies, except as required by Law or as disclosed in the notes to the Historical Financials;

(j)    no loss, or any material development that would reasonably be expected by the Companies to result in a loss, of any significant supplier, customer, distributor or account of the Companies (other than the completion in the ordinary course of business of specific projects for customers);

(k)    no termination of any material contract or agreement to which the Companies are a party or by which it is bound;

(l)    no Encumbrance placed on any of the properties of the Companies other than Permitted Encumbrances or in the ordinary course of business for equipment leased, consistent with past practices;

(m)    no payment or discharge of a material lien or material liability of the Companies, other than in the ordinary course of business consistent with past practices, purchase money liens and liens for taxes not yet due and payable;

(n)    no contingent liability incurred by the Companies as guarantor or otherwise with respect to the obligations of others;

(o)    no obligation or liability incurred by the Companies to any of its officers, directors, shareholders or employees, or any loans or advances made by the Companies to any of its respective officers, directors, shareholders or employees, except compensation and expense allowances payable to officers, directors or employees in the ordinary course of business;

(p)    no new arrangements relating to any royalty or similar payment based on the revenues, profits or sales volume of the Companies, whether as part of the terms of the shares in the Companies’ capital or by any separate agreement (other than variable incentive compensation provided to new employees of the Companies);

(q)    no amendment to the Companies’ organizational documents other than as expressly contemplated by this Agreement;

(r)    no settlement or compromise of any material claim, written notice, audit report or assessment in respect of Taxes; no change in any annual Tax accounting period; no change of any method of Tax accounting; no entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, in each case, the primary subject matter of which is Tax; no surrender of any right to claim a material Tax refund; nor consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment (excluding extensions pursuant to normal course extensions of time to file Tax Returns); and

(s)    no commitment to do any of the foregoing.

3.9    Litigation

Except as set forth on Schedule 3.9, there is no litigation or Legal Proceeding pending or, to the Sellers’ and the Company’s Knowledge, threatened, by or against the Companies or affecting any of the Companies’ properties or assets, or against any director, officer, or shareholder of the Companies in his or her capacity as such, nor, to the Sellers’ and the Company’s Knowledge, has there occurred any event nor does there exist any condition on the basis of which any litigation, Legal Proceeding or investigation might properly be instituted with any substantial chance of recovery. To the Sellers’ and the Company’s Knowledge, no event has occurred and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Neither the Companies nor any director, officer, or shareholder of the Companies in his or her capacity as such is a party to or in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority. Schedule 3.9 includes a description of all litigation, claims or Legal Proceedings involving the Companies occurring, arising or existing during the two years prior to the Closing Date.

3.10    Tax Matters

(a)    The Company and Excell USA have duly and timely filed with the appropriate Tax Authorities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all respects. All Taxes due and owing by the Company or Excell USA (whether or not shown on any Tax Returns) have been paid. Neither the Company nor Excell USA is currently the beneficiary of any extension of time to file any Tax Return (excluding extensions of time to file Tax Returns that are requested by the Company or Excell USA in the ordinary course). The amounts provided as current liability on the Financial Statements for all Taxes are, and the amount taken into account in calculating the Working Capital for all Taxes will be, adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and included the date thereof.

(b)    The Company and Excell USA have complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which the Company and Excell USA are required by Law to withhold or collect, including sales and use taxes, goods and services taxes, harmonized sales and all amounts required to be withheld for Taxes of any employee, independent contractor, non-resident of Canada, creditor, customer, shareholder, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Tax Authorities.

(c)    No deficiencies for Taxes with respect to the Company or Excell USA have been claimed, proposed or assessed in writing by any Tax Authority, which remain outstanding. Neither the Company nor Excell USA (or any predecessor of the Company or Excell USA) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (excluding extensions as a result of normal course extensions of time to file Tax Returns), nor has any request been made in writing for any such extension or waiver, where the applicable statute of limitations remains outstanding.

(d)    None of the Tax Returns of the Company or Excell USA have ever been audited or investigated by any Tax Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any Tax Authority with respect to the taxable years covered in such Tax Returns and any filings. No proceeding by any Tax Authority is pending or, to the Sellers’ and the Company’s Knowledge, threatened with respect to Taxes of the Company or Excell USA. No material issues have been raised in any examination by any Tax Authority of the Company or Excell USA which, by application of similar principles, would reasonably be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined, and no position has been taken on any Tax Return of the Company or Excell USA for a taxable year for which the statute of limitations for the assessment of any Tax with respect thereto has not expired that is contrary to any publicly announced position of a Tax Authority or that is substantially similar to any position which a Tax Authority has successfully challenged in the course of an examination of a Tax Return of the Company or Excell USA.

(e)    No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company or Excell USA does not file Tax Returns that the Company or Excell USA is or may be subject to taxation by that jurisdiction.

(f)    There are no liens encumbering any of the assets of the Company or Excell USA for Taxes (other than Encumbrances related to Taxes which are not due or delinquent or if due or delinquent, the validity of which the Company or Excell USA is contesting in good faith by proper Legal Proceedings) and which is set forth on Schedule 3.10(f)).

(g)    Neither the Company nor Excell USA is, and has ever been, a party to or bound by any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement in each case, excluding agreements entered into in the ordinary course of business the primary subject matter of which is not Taxes.

(h)    Neither the Company nor Excell USA is a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash. Neither the Company nor Excell USA has used any improper Tax accounting method.

(i)    Except as disclosed in Schedule 3.10(i), neither the Company nor Excell USA has been a party in the last three (3) calendar years to any joint venture, partnership or other arrangement which is treated as a partnership for federal income Tax purposes.

(j)    All provincial and federal income Tax Returns of the Company have been provided to the Buyer prior to the date hereof for the taxable periods ended within the last two calendar years, and all such provincial and federal income Tax Returns of the Company are correct and complete in all material respects.

(k)    The Company or Excell USA have provided or made available to Buyer (i) true, correct and complete copies of all Tax Returns relating to U.S. income Taxes and other material U.S. or local Tax Returns filed by the Company, Excell USA or any predecessor entity and (ii) true, correct and complete copies of all notices of deficiencies, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, and any other similar document, notice or correspondence, in each case, that the Company or Excell USA (or their representative) has received from, sent to, or entered into with the U.S. Internal Revenue Service or other Taxing Authority or that relates to any Taxes or Tax Return which is not closed by the applicable statute of limitations. Neither the Company nor Excell USA has commenced a voluntary disclosure proceeding in any U.S. state or local jurisdiction that has not been fully resolved or settled.

(l)    Neither the Company nor Excell USA has requested or received a ruling from any Tax Authority or signed a closing or other agreement with any Tax Authority which would affect any taxable period after the Closing Date.

(m)    To the Sellers’ and the Company’s Knowledge, no facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of sections 67,17, 78, 79, 80 to 80.04 of the Tax Act or any similar applicable provincial or territorial provision to the Company.

(n)    In the last three calendar years, neither the Company nor Excell USA has acquired property from any Person in circumstances where the Company or Excell USA did or would reasonably be expected to be liable for any Taxes of such Person.

(o)    The value of the consideration paid or received by the Company or Excell USA for any acquisition, sale, transfer or provision of property (including intangibles) or any provision of services (including financial transactions) from or to a Person with whom the Company or Excell USA was not dealing at arm’s length (within the meaning of the Tax Act) was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided.

(p)    The Company is not registered with the Canada Revenue Agency under the Excise Tax Act (Canada) for purposes of the goods and services and harmonized sales tax (“GST”) or under the Provincial Sales Tax Act (British Columbia) for purposes of provincial sales tax (“PST”).

(q)    Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act or any similar applicable provincial or territorial provision have been made and obtained by the Company with respect to all material transactions between such Company and any non-resident Person with whom the Company was not dealing at arm’s length (within the meaning of the Tax Act) during a taxation year commencing after 1998 and ending on or before the date of Closing.

(r)    The Company is a Canadian controlled private corporation for the purposes of the Act.

(s)    A trust that is not resident in Canada has never been a registered shareholder of the Company.

(t)    The Shares are not “taxable Canadian property”, as that term is defined in the Tax Act.

(u)    All Tax credits and refunds, including refundable and non-refundable investment Tax credits in respect of scientific research and experimental development claimed by the Company, if any, were claimed and calculated in accordance with applicable Law and accepted practices of the applicable Tax Authority.

(v)    The Company has not received any requirement from any Tax Authority pursuant to section 224 of the Tax Act or any similar applicable provincial or territorial provision which remains unsatisfied in any respect.

(w)    The Company has not made an “excessive eligible dividend designation” as defined in the Tax Act.

(x)    With respect to the declaration and payment of all dividends on or prior to the Closing Date that were designated to be capital dividends (as provided pursuant to subsection 83(2) of the Tax Act), then (i) all such dividends so designated were recorded on Form T2054 (as prescribed under the regulations to the Tax Act) and which Form T2054 was filed with the Canada Revenue Agency (and any applicable provincial Tax Authority) in the prescribed manner on or before the particular time on which any part of the dividend was paid, and (ii) as a consequence of the declaration of such capital dividends and the filing of the Form T2054, the Company was not subject to any Tax pursuant to the provisions of Part III of the Tax Act (and applicable provisions of a provincial Tax statute).

(y)    The Company will not be required to include in any taxable period ending after the Closing Date any taxable income attributable to income that accrued (or cash that was received), but was not recognized, in any taxable period ending on or before the Closing Date as a result of a reserve, deduction, election, prepaid amount, an agreement with Tax Authorities, any subsidy or deemed overpayment of Tax related to COVID-19, or for any other reason.

(z)    Any amounts claimed by the Company under the Canada Emergency Wage Subsidy or the Canada Emergency Rent Subsidy under section 125.7 of the Tax Act or any similar provincial provision and any other amounts claimed by the Company under a subsidy or deferral in respect of COVID-19 in respect of any period (or portion thereof) ending on or before the Closing Date were claimed by the Company in accordance with the Tax Act and all other applicable Laws

(aa)    The Company has not claimed any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraph 20(1)(m) or 20(1)(n) of the Tax Act or any similar provincial or territorial provision, if any such amount would reasonably be expected to be included in the income of the Company for any period ending after the Closing Date

(bb)    Excell USA is not required to include an item of income, or exclude an item of deduction for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of foreign, state, or local Law); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine for foreign, state or local Tax purposes); (iii) prepaid amounts or advance payments received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; (v) a Contract entered into with any Taxing Authority (including a "closing agreement" under Code Section 7121) on or prior to the Closing Date; (vi) the application of Code Section 263A (or any similar provision of foreign, state or local Law) applied consistently; or (vii) any election under Code Section 108(i) made effective on or prior to the Closing.

(cc)    Excell USA has not engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the statute of limitations (i) which is a "reportable transaction", (ii) which is a "listed transaction" or (iii) "a significant purpose of which is the avoidance or evasion of United States federal income tax" within the meanings of Code Sections 6662, 6662A, 6011, 6012, 6111, or 6707A or U.S. Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the U.S. Internal Revenue Service (irrespective of the effective date).

(dd)    Excell USA has (i) properly complied with all provisions of any COVID-19 Measure pursuant to which it reduced its obligation to pay any Tax, deferred its obligation to pay any Tax, or delayed its obligation to file any Tax Return, (ii) not deferred the withholding of any Taxes under any COVID-19 Measure, and (iii) not sought a covered loan under paragraph (36) of Section 7(a) of the U.S. Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. Excell USA has not deferred any payroll tax obligations pursuant to any U.S. Payroll Tax Executive Order.

(ee)    Excell USA does not sponsor or maintain any "nonqualified deferred compensation plans" within the meaning of Code Section 409A. Excell USA does not have any obligation to pay, gross up or otherwise indemnify any employee or contractor for any Taxes including potential Taxes imposed under Code Section 409A or Code Section 4999.

3.11    Title to Properties

Schedule 3.11 lists all personal property with a value of at least $50,000.00 necessary to the conduct of the Companies’ business and all personal property leased to the Companies which is necessary to conduct the Companies’ business. All leases relating to leased real property, including the identification of the lessor thereunder, are identified on Schedule 3.11 (the “Leases”) and true and complete copies thereof have been delivered or made available to the Buyer. Except as set forth on Schedule 3.11, assuming good title in the lessor, each Company has a valid and enforceable leasehold interest in all of its leased real property, free and clear of all Encumbrances other than Permitted Encumbrances or as set forth in the applicable Lease, except to the extent that enforceability may be subject to, and limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles. Each Company has good title to or a valid and enforceable leasehold interest (except to the extent that enforceability may be subject to, and limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles) in all material personal property used in or necessary to the Business and the same is in good condition and repair in all material respects given its age and usage (ordinary wear and tear excepted). The Companies are not in material violation of any zoning, building or safety ordinance, regulation or requirement or other Law applicable to the operation of its leased properties, or any restrictive covenant or deed restriction applicable thereto, nor have the Companies received written notice of any violation with which it has not complied in all material respects. The Companies have not received any written notice of condemnation or taking of any of its leased properties. With respect to each of the Leases: (i) such Lease has been duly authorized and executed by Excell USA and, assuming good title of the applicable landlord, is in full force and effect; (ii) Excell USA is not in material default under such Lease, nor, to the Sellers’ and the Company’s Knowledge, has any event occurred which would reasonably be expected to give rise to such a default by Excell USA; (iii) to the Sellers’ and the Company’s Knowledge, no lessor is in material default under such Lease and such lease is the only agreement in effect under which the lessor has leased the premises described therein; (iv) there is no outstanding material dispute between the lessor and Excell USA under any Lease; and (v) the rent and other sums due and payable by Excell USA to the lessor under such Lease are current in all material respects.

3.12    Intellectual Property

(a)    Schedule 3.12 lists all patents, patent applications, trademarks, trademark applications, trade names, service marks, service names, domain names, custom software, copyrights, and applications and registrations therefor owned by the Companies or used by the Companies in the Business (other than intellectual property used by the Companies which comes as a result of a shrink-wrap or off-the-shelf software license) (collectively, the “Company Intellectual Property”). Other than as described on Schedule 3.12, Excell USA owns all of the Company Intellectual Property and the Company Intellectual Property is not subject to the payment of any continuing fees, royalties, or other compensation in consideration to any third party, and was developed, created, and designed by employees of Excell USA acting within the scope of their employment or by consultants or contractors who have assigned all of their right, title, and interest in and to such Company Intellectual Property to Excell USA and have waived their moral rights in any Company Intellectual Property. Upon the consummation of the transactions contemplated hereby, Excell USA will continue to own and have the right to use the Company Intellectual Property. No claims have been asserted in writing and no claims are pending or, to the Sellers’ and the Company’s Knowledge, threatened by any Person, as to the use of any such Company Intellectual Property or challenging or questioning the validity or effectiveness of any state or federal registration of the Company Intellectual Property. Other than as described on Schedule 3.12, the Companies’ use of the Company Intellectual Property does not, to the Sellers’ and the Company’s Knowledge, infringe the rights of any Person. The Companies’ operation of its Business prior to Closing, to the Sellers’ and the Company’s Knowledge, has not infringed on the intellectual property of any other Person.

(b)    Privacy Commitments.

(i)    No material breach or violation of any security policy of the Companies has occurred or, to the Sellers’ and the Company’s Knowledge, is threatened. To the Sellers’ and the Company’s Knowledge, there has been no unauthorized or illegal use of or access to any of the data or information in any Company Database. Since December 31, 2016, the Companies have complied in all material respects with all Privacy Laws, privacy rights of third parties, contractual obligations and Privacy Policies pertaining to privacy and Personal Information, and the collection, use storage, registration and transfer thereof (collectively, “Privacy Commitments”). Since December 31, 2016, the Companies have also complied in all material respects with all privacy policies of third parties with which the Companies are obligated to comply. The execution, delivery and performance of this Agreement complies with all Privacy Commitments applicable to the Companies.

(ii)    The Companies have at all times since December 31, 2016 made all material disclosures to third persons required by applicable Privacy Laws, obtained all consents of data subjects as required under Privacy Laws and none of such disclosures made or contained in any Privacy Policy or in any such materials has been inaccurate, misleading, or deceptive or in violation of any Privacy Laws in any material respects. No action is pending and, to the Sellers’ and the Company’s Knowledge, no Person has threatened to commence any action against the Company concerning any claim that the Companies have violated any law, rule or regulation in connection with or relating to the Company Databases or Personal Information.

(iii)    The Companies have maintained complete records concerning its compliance with Privacy Laws, including mandatory disclosures in requests for consent, records of consent received, withdrawals of consent, electronic message disclosures, electronic message unsubscribe requests, and records of dates of implementation of electronic message unsubscribe requests.

(c)    For purposes of this Agreement,

(i)       “Company Data” means all data collected, generated, or received by or on behalf of the Companies in connection with the services rendered by the Companies including Confidential Data, collected, held, or otherwise managed by or on behalf of the Companies.

(ii)      “Company Database” mean the distinct electronic or other databases containing (in whole or in part) Personal Information maintained by or for the Companies.

(iii)     “Confidential Data” means information, including Personal Information, in whatever form that the Companies are obligated, by law or contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by the Companies that is not intentionally shared with the general public or that is classified by the Companies with a designation that precludes sharing with the general public.

(iv)     “Personal Information” has the meaning ascribed thereto in the Personal Information Protection Act (British Columbia”).

(v)      “Privacy Laws” means each applicable law, rule and regulation applicable to the protection or Processing or both of Personal Information including without limitation, to the extent applicable: Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada), the European Union Data Protection Directive and all implementing regulations, the Children’s Online Privacy Protection Act (COPPA), the Computer Fraud and Abuse Act (CFAA), Fair Credit Reporting Act (FCRA), Gramm-Leach- Bliley Act (GLBA), Dodd-Frank Wall Street Reform and Consumer Protection Act, and the Telephone Consumer Protection Act (TCPA).

(vi)     “Privacy Policy” means a policy of the Companies (or a third party that supplies Personal Information to the Companies where the Companies are obligated by law or contract to apply the terms of such policy of such third party data supplier) made available in connection with the collection of information provided by or on behalf of individuals that is labeled as a “Privacy Policy,” is reached on a website by a link that includes the label “Privacy” or that is a written policy or disclosure that describes the purposes for which and how information provided by or on behalf of individuals will be collected, held, used, processed and disclosed.

(vii)    “Process” or “Processing” means, with respect to Company Data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Company Data.

3.13    Certain Contracts and Arrangements

Except as set forth in the Transaction Documents or in Schedule 3.13 (true and correct copies of which have previously been provided or made available to the Buyer), the Companies are not a party or subject to or bound by:

(a)    any contract, lease or agreement involving a potential commitment or payment by the Companies in excess of $50,000 annually;

(b)    any contract containing covenants directly or explicitly limiting in any material respect the freedom of the Companies to compete in any line of business or with any Person (other than confidentiality agreements containing non-competition or non-solicitation covenants on the part of the Companies that were entered into by the Companies in the ordinary course of business);

(c)    any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(d)    any employment, consulting or other service agreements with present or former officers, directors, employees, consultants, shareholders of the Companies or any other service provider of the Companies that includes any change of control payments severance, termination, or retention obligations or similar accounts payable by the Companies or its Affiliates in connection with the transactions contemplated by this Agreement;

(e)    any redemption or purchase agreements or other agreements affecting or relating to the shares of the Companies, including, without limitation, any agreement with any shareholder of the Companies which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(f)    any collective bargaining agreement;

(g)    any royalty, dividend or similar arrangement based on the revenues or profits of the Companies or any contract or agreement involving fixed price or fixed volume arrangements;

(h)    any joint venture, franchise, partnership, manufacturer, development or agreement;

(i)    any supply agreement pursuant to which the Companies are required to supply materials in excess of $50,000 annually;

(j)    any acquisition, merger or similar agreement;

(k)    any contract with any Governmental Authority;

(l)    any contract providing for indemnification of any Person by the Companies (excluding confidentiality agreements, customer and vendor contracts and purchase orders including indemnification provisions entered into in the ordinary course of business);

(m)    any material contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents to which the Companies are a party;

(n)    any contract entered into in connection with any settlement or other resolution of any action pursuant to which the Companies has any ongoing payment obligation after the Closing; or

(o)    any other material contract not executed in the ordinary course of business.

All contracts, agreements, leases and instruments set forth on Schedule 3.13 are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company or Excell USA who is party thereto and, to the Knowledge of the Sellers and the Company, the other parties, and are enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally. Except as set forth on Schedule 3.13, there has not been any written notice or, to the Sellers’ and the Company’s Knowledge, oral notice or threat to terminate any material contracts, agreements, leases or instruments. Neither the Companies nor, to the Sellers’ and the Company’s Knowledge, any other party to such contract is in material default in complying with any provisions of any such contract, agreement, lease or instrument, and, to the Sellers’ and the Company’s Knowledge, no condition or event or fact exists which, with notice, lapse of time or both, would constitute a material default thereunder.

3.14    Governmental Approvals; Compliance with Laws

(a)    The Companies are in compliance in all material respects with all applicable Laws. The Companies have all of the material permits, licenses, orders, franchises and other rights and privileges of all federal, provincial, territorial, local or foreign Governmental Authority or regulatory bodies necessary for the Companies to conduct its business as presently conducted (“Permits”). All such Permits are in full force and effect in all material respects, and no suspension or cancellation of any of them is, to the Sellers’ and the Company’s Knowledge, threatened. Except as set forth on Schedule 3.14(a), the operation of the Business as currently conducted is not, and has not been, in material default or violation of, nor are the Companies in material default or violation under, any Permit, and, to the Knowledge of the Sellers and the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any terms, condition or provision of any Permit. Except as set forth on Schedule 3.14(a), the Companies have not entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any Permit or any material aspect of the business, affairs, properties or assets of the Companies or received any request for information, written notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any Permit or any material aspect of the business, affairs, properties or assets of the Companies.

(b)    Neither the Companies, nor any director, officer, agent, employee or other Person acting on behalf of the Companies (in their capacity as director, officer, agent, or employee), has: (i) used any corporate funds of the Companies for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the business, or failed to disclose fully any such contribution in violation of applicable Laws; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in Canada or any other country, which is in any manner illegal under any Law of Canada or any other country having jurisdiction; (iii) made any unlawful payment or given any other unlawful consideration to any customer, agent, distributor or supplier of the Companies or any director, officer, agent, or employee of such customer or supplier; (iv) violated or taken any act that would violate any provision of the Corruption of Foreign Public Officials Act (Canada), the Special Economic Measures Act (Canada), the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) or other similar Laws of other jurisdictions.

3.15    Insurance Coverage

Schedule 3.15 hereto contains (i) a list of all insurance policies currently in effect that insure the physical properties, business, operations and assets of the Companies, (ii) a description of all material claims of the Companies that are currently pending or that have been made with an insurance carrier since January 1, 2018, and (iii) a description of any self-insurance, co-insurance or retention arrangement by or affecting the Companies, including any reserves established thereunder. Each policy set forth in Schedule 3.15 is valid and binding and in full force and effect (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity)) and there is no claim pending under any such policies as to which coverage has been denied or disputed. No written notice of cancellation or termination has been received by the Companies within the preceding five years with respect to any policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

3.16    Employee Benefits; ERISA

(a)    Schedule 3.16(a) contains a complete and accurate list of each plan, program, policy, contract, agreement or arrangement relating to retirement, employment, consulting, compensation, bonus, incentive, equity or equity-based compensation, change in control, severance, termination, retention, deferred compensation, profit-sharing, vacation or sick pay, medical, retiree medical, paid time off, fringe-benefits, and any other “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other agreement, plan, policy or program pertaining to compensation or benefits, whether or not reduced to writing, that is in effect and covering or otherwise providing compensation or benefits to or for the benefit of one or more employees, former employees, or current or former directors or other service providers of the Companies, or the beneficiaries or dependents of any such Persons (hereinafter collectively referred to as the “Employee Benefit Plans” and individually as an “Employee Benefit Plan”).

(b)    The Companies have heretofore delivered or made available to the Buyer true and correct copies of each Employee Benefit Plan that has been reduced to writing, and with respect to each such Employee Benefit Plan true, and correct copies of, where applicable, (i) the most recently filed or circulated annual report and summary plan descriptions, if any (and any summary of material modifications thereof), (ii) the most recently received IRS determination letters, if any (iii) for the three most recently filed years, the Form 5500 and attached schedules, (iv) each trust, insurance, annuity or other funding contract related thereto and (v) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(c)    Each Employee Benefit Plan is funded, maintained and administered in material compliance with the terms of such Employee Benefit Plan and all applicable Laws (including ERISA, the Code and the regulations promulgated thereunder).

(d)    With respect to each Employee Benefit Plan:

(i)     There are no actions pending (other than routine claims for benefits) or, to the Sellers’ and the Company’s Knowledge, threatened against such Employee Benefit Plan, the Companies, or against any fiduciary of such Employee Benefit Plan;

(ii)    Full payment has been timely made, or otherwise properly accrued on the books and records of the Companies, of all amounts that the Companies are required, under the terms of the Employee Benefit Plans or applicable Law, to have paid as contributions to such Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due);

(iii)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter within the remedial amendment period, and, in each case, nothing has occurred that would reasonably be expected to affect such qualification;

(iv)    Neither the Companies, nor to the Sellers’ and the Company’s Knowledge, any other Person, has taken any action, or failed to take any action, which action or failure would reasonably be expected to subject the Companies, or any of its employees, to any material liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with such Employee Benefit Plan;

(v)    No Employee Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Employee Benefit Plan is subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code and the Companies have not sponsored, maintained, contributed to, been required to maintain or contribute to or has had any actual or contingent liability with respect to any multiemployer plan or other benefit plan subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code or any plan that is otherwise a defined benefit pension plan; and

(vi)    Except as disclosed in Schedule 3.16, the Companies are not required to provide any benefits for any Person upon or following retirement or termination of employment except pursuant to Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

(e)    Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Employee Benefit Plan. There is no agreement, plan or other arrangement to which the Company or any of the Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

Except as set forth on Schedule 3.16, there are no: (i) bonus, golden parachute, retirement, retention, change of control, termination, severance, unemployment compensation, or other compensation or benefit or enhanced benefit arrangements with respect to any current or former director, employee or consultant or other service provider of the Companies, (ii) material increases in compensation or benefits otherwise payable under any Employee Benefit Plan, (iii) entitlements of any employee of the Companies to any job security or similar benefit or enhanced benefits, (iv) acceleration of the time of payment or vesting of any compensation or benefits otherwise payable under any Employee Benefit Plan, or termination of such Employee Benefit Plan other than at the sole and unfettered discretion of the Companies, (v) funding of any compensation or benefits, (vi) breach or violation of or default under or any limit on the Companies’ right to amend, modify or terminate any Employee Benefit Plan or (vii) payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), in each case, resulting from the execution and delivery of this Agreement, the performance of the Companies’ obligations under this Agreement or the consummation of any of the transactions contemplated in this Agreement or the other Transaction Documents.

3.17    Labour and Employment Matters

(a)    Schedule 3.17 sets forth a complete and correct list of all employees, consultants, and independent contractors by unique identifier that identifies their work location; whether they are full-time or part-time; their position or title; their number of years of service; their current base salary, wage rate, commission, incentives, consulting fees, profit-sharing, deferred compensation, variable remuneration and any other compensation as well as any bonus or commission paid to them for the prior calendar year; whether they are on leave of absence and, if so, the type of leave and expected return to work date (if known); any perquisites; any accrued vacation, overtime or sick day entitlement and whether such employee, consultant or independent contractor is subject to a written employee/consultant/contractor agreement.

(b)    Except as set out in Schedule 3.17, no employee, consultant, or contractor has any agreement as to length of notice or severance, retention bonus, change of control, or golden parachute.

(c)    Except as set out in Schedule 3.17, the negotiation and execution of this Agreement, or the consummation of the Transactions will not entitle any current or former employee to severance, retention, bonus, or other similar payment or right, or accelerate the time of payment or vesting or increase the amount of compensation due to any such employee.

(d)    All accruals for unpaid vacation pay, sick pay and overtime, premiums for employment insurance, Employee Benefit Plan premiums, Canada Pension Plan premiums, accrued wages, salaries and incentive payments have been reflected in the Companies’ books and records;

(e)    There are no unionized employees. The Companies are not bound by or subject to or negotiating any collective bargaining agreement, application for certification, notice to bargain, voluntary recognition, or any other labour agreement. The Companies have not made any commitments to voluntarily recognize or negotiate with any union or employee association. There is no union organization activity or any application for certification of a collective bargaining agent involving any of the employees of the Companies pending or, and, during the three (3) year period ending on the date hereof, to the Knowledge of the Sellers and the Company, no such organizing activity has been threatened. The Companies have not engaged in and, to the Sellers and the Company’s Knowledge, has not been alleged to have engaged in any unfair labour practices for the past three years.

(f)    The Companies and the conduct of the Business are in compliance, in all material respects, with all Laws relating to the employment of labour, including all such Laws relating to employment standards such as, wages, hours, overtime, vacation, public holidays, leaves of absence, human rights and harassment and discrimination prevention, immigration, occupational safety and health, accessibility, privacy, mass termination, pay equity, workers’ compensation and the collection and payment of deductions, withholdings and premiums associated with Canada Pension Plan, Employment Insurance, income tax, Employer Health Tax, and workers’ compensation insurance.

(g)    The Companies have, for each of its employees, completed documentation which verifies the identity and work authorization status of each of its employees in compliance with applicable immigration Laws and related regulations thereunder.

(h)    During the three year period ending on the date hereof, there has been no “mass layoff” or “plant closing” with respect to the Companies. The Business has not, during the last three (3) years, experienced any and, to the Sellers’ and the Company’s Knowledge, there are no currently threatened, strikes, slowdowns, picketing or work stoppages. There is no material charge, grievance proceeding or other claim pending, or to the Knowledge of the Sellers and the Company threatened, against or affecting the Companies relating to the alleged violation of any Law pertaining to labour relations or employment, discrimination or harassment or termination of employment, including any charge or complaint filed by an employee with the provincial Ministry of Labour or any comparable Governmental Authority. The Companies have delivered or otherwise made available to the Buyer, true, correct and complete copies of all current employee manuals and handbooks relating to the employment of employees, including all amendments thereof and modifications thereto. There are no outstanding orders against the Companies under applicable employment standards or health and safety legislation.

(i)    To the Sellers’ and the Company’s Knowledge, those individuals who have been classified as consultants or independent contractors have been properly classified and the Companies have not received any written notice from any Governmental Authority disputing that classification. No consultant or independent contractor has raised any type of claim regarding classification or asserted that he or she should be classified and treated as an employee. No consultant or independent contractor has been promised employment, contingent or otherwise, with the Companies now or in the future.

(j)    There are no outstanding assessments or other amounts due and owing by the Companies under any workplace safety and insurance or workers’ compensation insurance requirements. To the Sellers’ and the Company’s knowledge, there are no facts or circumstances (including claims and potential claims) that would reasonably be expected to result in a material increase in the Companies’ accident cost experience. There are no charges against the Companies pending, or to the Sellers’ and the Company’s Knowledge, threatened or anticipated under applicable health and safety legislation.

3.18    No Brokers or Finders

Except for Legacy Business Advisory Services Inc., no Person has, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Companies for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or its shareholders or Affiliates.

3.19    Transactions with Affiliates

Except as set forth on Schedule 3.19, and except for the Transaction Documents, no present officer, director or shareholder of the Companies, nor any Affiliate of the Companies, is currently a party to any transaction or contract with the Companies, other than (i) payment of compensation for employment or as an independent contractor or reimbursement of expenses to employees, independent contractors or directors consistent with past practice or as is required by law, and other matters incidental to employment with or board membership with the Companies, and (ii) contracts which will be terminated at or prior to the Closing without penalty.

3.20    Environmental Matters

(a)    The Companies are currently and have been in material compliance with all Environmental Laws and have not, and the Companies have not received from any Person or Governmental Authority in relation to the Companies or any property currently or formerly owned, operated or leased by the Companies, any actual, pending or, to the Sellers’ and the Company’s Knowledge, threatened: (i) Environmental Notice or Environmental Claim; and (ii) written request for information pursuant to Environmental Laws, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    The Companies have obtained and is in material compliance with all Environmental Permits (of which there are none, except for those disclosed in Schedule 3.20(b)) necessary for the ownership, lease, operation or use of the business or assets of the Companies and all such Environmental Permits are in full force and effect, and there is no condition, event or circumstance that would reasonably be anticipated to prevent or impede the ownership, lease, operation or use of the business or assets of the Companies as currently carried out.

(c)    No real property currently or formerly owned, operated or leased by the Companies is listed on, or to the Sellers’ and the Company’s Knowledge, has been proposed for listing on, any list of known or suspected contaminated sites under any Environmental Laws.

(d)    Except as set forth on Schedule 3.20(d), there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Companies or any real property currently or formerly owned, operated or leased by the Companies, and the Companies have not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Companies (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which, in each case, would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permits by, the Companies.

(e)    Schedule 3.20(e) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Companies and any predecessors as to which the Companies may retain liability, and to the Sellers’ and the Company’s Knowledge, none of these facilities or locations has been placed or proposed for placement on any list of known or suspected contaminated sites under any Environmental Laws, and the Companies have not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Companies in respect of the transportation of Hazardous Materials.

(f)    To the Sellers’ and the Company’s Knowledge, the Company has not retained or assumed, by contract or operation of law, any liabilities or obligations of third parties under Environmental Laws.

(g)    The Sellers and the Companies have provided or otherwise made available to the Buyer: (i) any and all material environmental reports, studies, audits, investigations, records, sampling data, site assessments, risk assessments, economic models and other similar documents and reports with respect to the business or assets of the Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Companies or the Sellers related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the presence of, exposure to or Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment, transportation of Hazardous Materials and dangerous goods, producer responsibility or stewardship requirements and operational changes).

(h)         To the Sellers’ and the Company’s Knowledge, there is no condition, event or circumstance concerning the release or regulation of Hazardous Materials that would reasonably be anticipated, as of the Closing Date, to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Companies as currently carried out.

3.21    Company Records

The minute books of the Companies accurately reflect in all material respects all corporate or other action taken by its shareholders and board of directors and committees. The copies of the minutes of the Companies, as made available to the Buyer for review, are true and complete copies of the originals of such documents.

3.22    Customers and Suppliers

(a)    Schedule 3.22(a) sets forth a list of top 10 customers from whom Excell USA made annual sales exceeding $50,000 during the fiscal year ended January 31, 2021 and reasonably expected to exceed $50,000 during the fiscal year ended January 31, 2022 and the dollar amount of sales to such customers for such fiscal year (the “Customers”). The Companies’ relationships with the Customers are, to the Knowledge of the Sellers and the Company, good commercial working relationships, and, within the last 12 months, no Customer has canceled, materially modified, or otherwise terminated its relationship with Excell USA, or materially decreased its orders from the Companies.

(b)    Schedule 3.22(b) sets forth a list of top 10 suppliers from whom Excell USA made annual purchases exceeding $50,000 during the fiscal year ended January 31, 2021 and reasonably expected to exceed $50,000 during the fiscal year ended January 31, 2022 and the dollar amount of purchases from such suppliers for such fiscal year (the “Suppliers”). The Companies’ relationships with the Suppliers are, to the Knowledge of the Sellers and the Company, good commercial working relationships, and, within the last 12 months, no Supplier has canceled, materially modified, or otherwise terminated its relationship with Excell USA, or materially decreased its services, supplies or materials to the Companies.

3.23    Assets; Solvency

(a)    Except as set forth on Schedule 3.23(a), the assets owned by the Companies, or to which the Companies have access, include all rights and property necessary to enable the Companies to conduct the business of the Companies, as conducted on the date hereof, in all material respects. The Companies own (with good title, except for Permitted Encumbrances) all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own in accordance with Schedule 3.23(a), including all the properties and assets reflected as being owned by the Companies in its financial books and records. Except with respect to liens associated with the Indebtedness set forth on Schedule 3.7, the Companies have legal and beneficial ownership of such assets free and clear of all liens other than Permitted Encumbrances.

(b)    Except as set forth on Schedule 3.23(b), the inventory of the Companies, wherever located, including the supplies inventory (collectively, the “Inventory”), is in all material respects in good, useable and/or salable condition and consists of items of a quality and quantity previously used and/or sold by the Companies in the ordinary course of business determined and expensed consistent with the Companies’ past practice and contains no significant amount of excess, dated or obsolete inventory except for Inventory that has been appropriately written off, written down to net realizable value or otherwise adequately reserved for in the Interims. The Companies have not had any material liability arising out of any injury to individuals or property as a result of the ownership, possession, distribution, sale, use or consumption of any product formulated, designed, manufactured, delivered or sold, or services rendered by or on behalf of the Companies, and, to the Knowledge of the Sellers and the Company, there are no facts and/or circumstances that could give rise to any such liability. In the past three (3) years, the Companies have not had any material liability to replace or recall any Inventory or other damages in connection therewith, and, to the Knowledge of the Sellers and the Company, there are no facts and/or circumstances that could give rise to any such liability.

(c)    The Companies have not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

3.24    Investment Canada Act

The Companies are not engaged in the activities of a “cultural business” as defined in the Investment Canada Act.

3.25    Competition Act

For the purposes of the threshold set out at Section 110(3) of the Competition Act (Canada), the Company and its affiliates (as such term is used in the Competition Act (Canada)) do not have aggregate assets in Canada that exceed Cdn$93,000,000, nor do they have aggregate gross revenues from sales in or from Canada generated from their assets in Canada that exceed Cdn$93,000,000, all as determined in accordance with Part IX of the Competition Act (Canada).

3.26    COVID-19 Compliance

(a)    Schedule 3.26(a) sets forth all governmental programs that the Company has availed itself of that provide financial or other relief in connection with the COVID-19 pandemic. Schedule 3.26(a) sets forth the status of the Company under each program, including acceptance or rejection of its application, amount of funds received, and any other relief received. In respect of the government programs disclosed on Schedule 3.26(a), the Company has (i) not made a claim for, nor received, any such government sponsored financial aid that it is not entitled to receive, and (ii) not received any written notice, claims or written correspondence indicating, or has any reason to believe, that the Company would be denied any such government sponsored financial aid.

(b)    The Company has implemented all applicable workplace, operational and other guidelines, directives, recommendations, precautions and measures regarding the COVID-19 pandemic required of the Company by applicable Laws, including social distancing measures, increased sanitization measures, measures to protect employee and partner health, measures to prevent crowds, and measures to prevent unnecessary contact, and the Company has at all times complied and is in compliance, in all material respects, with all applicable Laws regarding the COVID-19 pandemic. The Company has not experienced any occurrence of (i) to the Knowledge of the Sellers and the Company, any diagnosis of COVID-19 with respect to any employee or independent contractor of the Company that was subject to exposure on any of the Company’s locations or premises, or (ii) during the course of the COVID-19 pandemic, other than mandatory shutdowns pursuant to applicable Law, any shutdown of or ceasing of operations at any of the Company’s locations or premises.

(c)    The Company has delivered or made available to the Buyer correct and complete copies of all written policies of the Company relating to the COVID-19 pandemic and compliance with the applicable Laws referred to in Section 3.26(b).

(d)    Except as set forth on Schedule 3.26(d), Excell USA has not experienced, and to Seller’s and the Company’s Knowledge, there are not any facts that would give rise to, any business interruptions arising out of, resulting from or related to COVID-19 or COVID-19 Measures. Except as set forth on Schedule 3.26(d) and except for COVID-19 Measures that generally apply to all businesses operating in Texas, USA, Excell USA is not subject to (or has received an exclusion from the applicable Governmental Authority) any COVID-19 Measure that, individually or in the aggregate, prevents, or would reasonably be expected to prevent, Excell USA from operating in the ordinary course of business.

(e)    Schedule 3.26(e) sets forth a true, correct and complete list of the CARES Act stimulus or relief programs (the “CARES Act Programs”) in which Excell USA is participating, or in which it has participated, and the amount of funds requested or received by Excell USA under each such program. The Companies have made available to Buyer true, correct and complete copies of all applications, forms and other documents filed or submitted by Excell USA relating to any CARES Act Program, and all statements and information contained in such applications, forms and other documents are true, correct, and complete. The proceeds received from any CARES Act Program, including the PPP Loan, were not used by the Companies in violation of the CARES Act or any CARES Act Terms. An application for forgiveness of 100% of the PPP Loan has been submitted to the PPP Lender, which application has been received by the PPP Lender.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In order to induce the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Sellers, severally (and not jointly and severally), hereby represent and warrant to the Buyer that, except as and to the extent disclosed in the Disclosure Schedule, the statements contained in this Article IV are complete and accurate as of the Closing.

4.1    Authority and Non-Contravention

Except as set forth on Schedule 4.1:

(a)    Such Seller has full right, authority and power to enter into this Agreement, the Transaction Documents to which Such Seller is a party and all agreements, documents and instruments executed by such Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement, the Transaction Documents to which such Seller is a party and all agreements, documents and instruments executed by such Seller pursuant hereto are valid and binding obligations of such Seller enforceable in accordance with their respective terms, except to the extent that enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(b)    The execution, delivery and performance by such Seller of this Agreement, the Transaction Documents to which such Seller is a party and all agreements, documents and instruments to be executed and delivered by such Seller pursuant hereto do not and will not: (a) violate or result in a violation of, or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which such Seller is a party or by which such Seller or its assets are bound; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any material Law, or any order of, or any restriction imposed by, any court or governmental agency applicable to such Seller; or (c) require from such Seller any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party (that has not already been obtained).

4.2    Shares

As of the date hereof, such Seller is the only record and beneficial owner of the Shares to be sold, conveyed, assigned and transferred to the Buyer pursuant to the terms and conditions of this Agreement. Such Seller has good and valid title to such Shares, free and clear of all Encumbrances (except for Permitted Encumbrances). Such Seller is not a party to (a) any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any Shares (other than this Agreement) or (b) any voting trust, proxy or other contract with respect to the voting of any Shares.

4.3    Legal Proceedings

There are no Legal Proceedings pending, threatened by or, to the Knowledge of such Seller, threatened against such Seller or any Affiliate of such Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.4    Investment Banking; Brokerage Fees

Except to Legacy Business Advisory Services Inc., such Seller has not incurred nor become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.

4.5    Residency

Such Seller is not a non-resident of Canada within the meaning of the Tax Act.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents, warrants and covenants on behalf of itself only that, the statements contained in this Article V are complete and accurate as of the Closing:

5.1    Organization and Power

The Buyer is validly existing and in good standing under the Laws of the Province of British Columbia, and has the requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as now being conducted and to enter into and perform this Agreement and the Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

5.2    Authority and Non-Contravention

The Buyer has full right, authority and power to enter into this Agreement, the Transaction Documents and all agreements, documents and instruments executed by the Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement, the Transaction Documents and all agreements, documents and instruments executed by the Buyer pursuant hereto are valid and binding obligations of the Buyer enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement, the Transaction Documents and all agreements, documents and instruments executed by the Buyer pursuant hereto have been duly authorized by all necessary action under the Buyer’s organizational documents. The execution, delivery and performance by the Buyer of this Agreement, the Transaction Documents and all agreements, documents and instruments to be executed and delivered by the Buyer pursuant hereto do not and will not: (a) violate or result in a violation of, or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which the Buyer is a party or by which the Buyer or its assets are bound, or any provision of the Buyer’s organizational documents; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Buyer; or (c) other than a post-Closing notification under the Investment Canada Act, require from the Buyer any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party (that has not already been obtained).

5.3    Consents and Approvals

No consent, approval, waiver, exception, authorization, notice or filing is required to be obtained by the Buyer from, or to be given by the Buyer to, or be made by the Buyer with, any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents to which it is a party.

No consent, approval, waiver, authorization, notice, exemption or filing is required to be obtained by the Buyer from, or to be given by the Buyer to, or made by the Buyer with, any Person which is not a Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents to which it is a party

5.4    Litigation

There is no action pending or, to the knowledge of the Buyer, threatened against the Buyer and the Buyer is not subject to any outstanding order with respect to execution of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Buyer of the transactions contemplated hereby and thereby.

5.5    Competition Act

The assets and gross revenues of the Buyer and its affiliates (as such term is used in the Competition Act (Canada)) are such that, after taking into account the assets and gross revenues of the Company, do not exceed the monetary threshold set forth in section 110(3) of the Competition Act (Canada).

5.6    Investment Canada Act

The Buyer is a “non-Canadian” and is a “WTO investor” for the purposes of and within the meaning of the Investment Canada Act.

5.7    Transferred Information

The Buyer has collected, used and disclosed the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated by this Agreement, including for the purpose of determining to complete such transactions, or as otherwise authorized or permitted by applicable Law.

5.8    Investment Banking; Brokerage Fees

The Buyer has not incurred or become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1    Announcement; Confidentiality

(a)    None of the Companies, the Sellers, or the Buyer will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other parties hereto (which consent will not be unreasonably withheld), except as may be required by applicable Law, including, without limitation, any securities filings which are to be made by a Party. Notwithstanding anything in this Section 6.1 to the contrary, the Sellers’ Representative and the Buyer will, to the extent practicable, consult with each other before issuing, and provide each other a reasonable prior opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby, whether or not required by applicable Law.

(b)    Until the fifth anniversary of the Closing Date, the Sellers each respectively agrees that, without the prior written consent of the Buyer, (i) it shall, and shall cause each of its Affiliates to, keep confidential all confidential, non-public or proprietary information and materials regarding the Buyer, the Company and their respective Affiliates (except to the extent (a) disclosure of such information is required by applicable Law, (b) such information becomes available to such Person after the Closing Date from a source (which is not known by such Person to have made the disclosure in violation of any confidentiality obligations), or (c) such information becomes publicly known except through the actions or inactions of any such Person in violation of this Section 6.1(b)), (ii) it shall take reasonable and appropriate steps (and cause each of its Affiliates to take reasonable and appropriate steps) to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft, in each case at the Buyer’s or the Company’s expense, and (iii) in the event such Person or any of its Affiliates is required by (or requested by a Governmental Authority with competent jurisdiction under) applicable Law to disclose any such information, such Person shall, to the extent permitted by applicable Law, promptly notify the Buyer in writing, which notification shall include the nature of the legal requirement or request and the extent of the required disclosure, and shall reasonably cooperate with the Buyer, at the Buyer’s sole cost and expense, to preserve the confidentiality of such information consistent with applicable Law.

6.2    Non-Competition and Non-Solicitation

Each of the Sellers hereby understand, acknowledge and agree that: the Companies are engaged in the operation of developing and supplying advanced battery solutions, including battery packs, battery chargers, and electro-magnetic assemblies related thereto (the “Business”); (ii) the Companies are conducting the Business throughout the United States (the “Territory”); (iii) the Sellers, will receive consideration in connection with the closing of the transactions contemplated by this Agreement; (iv) as a current and/or recent owner of the Company, each of the Sellers has obtained valuable knowledge, technical expertise, and confidential and proprietary information and data concerning the Business; and (v) the Sellers’ entry into the agreements set forth in this Section 6.2 is essential to preserve the value of the Company, the Business, and the assets and properties being acquired by the Buyer in connection with the transactions contemplated by this Agreement.

(a)    During the Term, the Sellers shall not, anywhere in the Territory, for themselves, respectively, or through or on behalf of any other Person (other than the Companies), whether as an officer, director, employee, seller, partner, consultant, advisor, creditor or otherwise, as applicable, directly or indirectly:

(i)    engage in, participate in, advise, assist, invest, lend money to, guarantee the debts or obligations of, or acquire any financial or beneficial interest in (which, for the avoidance of doubt, will include employment with or engagement as an independent contractor for), any Competitive Business; provided, however, that nothing in this Section 6.2(a)(i) shall prevent the Sellers from owning as a passive investment less than two percent (2%) of the issued and outstanding shares in the capital (or other equity ownership interests) of a publicly-held company, other issuer whose securities are quoted on any stock exchange or inter-dealer quotation system, mutual fund, hedge fund, private equity fund or venture capital fund or;

(ii)    encourage, induce, attempt to induce, solicit or attempt to solicit any individual who is an employee of the Companies as of the date hereof, or becomes an employee of the Company at any time during the Term (each, a “Specified Employee”) to leave his or her employment with the Company, or hire or attempt to hire any Specified Employee; provided that nothing in this Section 6.2(a)(ii) shall prohibit the Sellers from (y) making general solicitation advertisements that are not targeted at any employee of the Companies and from hiring any employee that responds to a general solicitation advertisement, and (z) soliciting or hiring any Person whose employment with the Companies has been terminated at least six (6) months prior to the commencement of any such solicitation or employment or engagement discussions between such Seller and such Person; or

(iii)    encourage, induce, attempt to induce, solicit or attempt to solicit, any customer, distributor, vendor, marketer, supplier or sponsor of the Companies who was a customer, distributor, vendor, marketer, supplier or sponsor of the Companies as at the Closing Date or during the one-year period preceding the Closing Date, and in the event any Seller becomes an employee of the Companies, any customers with whom such Seller had contact in the 12-month period prior to the termination of such Seller’s employment with the Companies; to cease or negatively alter its customer, distributor, vendor, marketer, supplier or sponsor relationship with the Companies, as the case may be, with respect to the Business.

(b)    The Parties acknowledge and agree that the Sellers will not be in breach of this Section 6.2 by virtue of the Sellers performing services for or providing services to the Buyer or any of its Subsidiaries (including the Companies) pursuant to and in accordance with any employment or consulting agreements or arrangements between such Seller and the Buyer or any of its Subsidiaries (including the Companies).

(c)    The Parties acknowledge that Mark and his Affiliates and affiliated entities including Excell Battery Holdings Ltd., 53 Avenue Properties Ltd., Tasman Helicopters Ltd., Tasman Ventures Ltd. and Tasman Aviation Ltd. have engaged Carmena Gee, a current employee of Excell Battery Canada Inc., as an independent contractor to provide financial and accounting services to Mark and his Affiliates and affiliated entities, provided that Carmena Gee continues to devote her full business time to the affairs of Excell Battery Canada Inc. and that such engagement does not create any conflicts of interest. Each of the Buyer and the Company acknowledges and consents to Carmena Gee continuing to provide such services to Mark and his Affiliates and affiliated entities after the Closing and Mark will not be in breach of this Section 6.2 by virtue of this arrangement with Carmena Gee.

(d)    Each of the Sellers acknowledge that a breach or threatened breach by the Sellers of any provision of this Agreement will result in the Buyer suffering irreparable harm that cannot be calculated fully or adequately by recovery of damages alone. Accordingly, the Sellers agree that, in addition to any other relief to which the Buyer may become entitled, the Buyer shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies.

6.3    Preservation of Books and Records

Each Party shall, and shall cause, as applicable, the Sellers, the Buyer and the Companies, in accordance with commercially reasonable retention policy practices, to preserve and keep the material records held by them relating to the business of the Companies as applicable, for a period of seven (7) years from the Closing Date and shall make such records and personnel available to a requesting Party (including the right to make copies thereof), at such requesting Party’s own cost and expense and to the extent not unreasonably burdensome to the Sellers and the Company, as applicable, as may be reasonably required by the requesting Party in connection with any insurance claims by, Legal Proceedings (including with respect to the enforcement of this Agreement, including indemnity claims) or Tax audits against or investigations by any Governmental Authority of the Sellers, the Buyer or the Company or any of their respective Affiliates with respect to their ownership of the Company, as applicable, or the transactions contemplated by this Agreement and the other Transaction Documents (including in connection with the final determination of Working Capital). Notwithstanding the foregoing, no Party will be obligated to provide a requesting Party with access to any books or records (including personnel files) where such access would (i) cause the loss of any solicitor-client or other similar privilege; or (ii) contravene any applicable Law, fiduciary duty or binding agreement.

6.4    Investment Canada Act Notification.

Within 30 days following Closing, the Buyer shall file notification of the transaction contemplated under this Agreement with Industry Canada, Director of Investments pursuant to and in accordance with the Investment Canada Act.

6.5    Privileged Communications

From and after Closing, all Privileged Communications will be privileged and confidential and remain the exclusive property of the Sellers, as applicable, and will not belong to the Buyer, the Companies or any other Person, notwithstanding that such Privileged Communications may remain at the premises of the Companies, in the books and records of the Companies or on any servers on the computer network of the Companies or any other Person. For certainty, and without limiting the generality of the foregoing, all Privileged Communications are protected by privilege and any inadvertent disclosure of any Privileged Communications does not and will not constitute a waiver of such privilege by the Sellers or any other Person.

6.6    Transferred Information.

The Buyer covenants to and with the Sellers that it will do or cause to be done the following:

(a)    after the completion of the transactions contemplated by this Agreement:

(i)    collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and which solely relates to the carrying on of the Business, unless:

(A)    the Buyer has first notified such individual of such additional purpose and, where required by Law, obtained the consent of such individual to such additional purpose; or

(B)    such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual; and

(b)    return or destroy the Transferred Information, at the option of the Sellers, should the transactions contemplated by this Agreement not be completed; and

(c)    where the disclosure or transfer of Transferred Information to the Buyer requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to:

(i)    not require or accept the disclosure or transfer of such Transferred Information until the Sellers or the Companies have first notified such individual of such disclosure or transfer and the purpose for same and, where required by Law, obtained the individual’s consent to same; and

(ii)    only collect, use and disclose such information to the extent necessary to complete the transactions contemplated by this Agreement and as authorized or permitted by Law.

The Buyer covenants to cause the Companies to, if and to the extent required by Law, not less than thirty (30) days following the completion of the transactions contemplated by this Agreement, provide written notification to all individuals to whom the Transferred Information relates that such transactions have taken place and that the Transferred Information has been disclosed to the Buyer.

6.7    Excluded Accounts Receivable.

(a)    Within five Business Days after the date on which the Final Net Purchase Price is finally determined pursuant to Section 2.6, the Buyer will cause the Companies to assign to the Sellers, in consideration for the payment by the Sellers to the Companies of $1.00 in the aggregate, all Excluded Accounts Receivable.

(b)    Following the date on which the Final Net Purchase Price is finally determined pursuant to Section 2.6, the Buyer will cause the Companies to use commercially reasonable efforts to collect the Excluded Accounts Receivable and remit to the Sellers, in such proportions as the Sellers’ Representative directs, on a monthly basis, all such amounts collected, without set-off or deduction. Any amounts payable to the Sellers pursuant to this Section 6.7 shall constitute an upwards adjustment to the Purchase Price.

6.8    Tax Matters“

(a)    Responsibility for Filing Tax Returns.

(i)    The Buyer shall engage MNP LLP to prepare all Tax Returns of the Company or Excell USA for Tax periods ending on or before the Closing Date that are due after the Closing Date (collectively, the “Buyer Prepared Pre-Closing Tax Returns”). Each Buyer Prepared Pre-Closing Tax Return shall be prepared consistent with the past practices of the Company or Excell USA, as applicable and for greater certainty, no deduction shall be claimed on such Tax Returns in respect of any expenses incurred for the benefit of the Sellers in respect of the Transaction. Notwithstanding the foregoing, in any such Tax Returns, neither the Company nor Excell USA shall deduct any amount in the nature of a reserve or claim any Tax credit that would require the Company or Excell USA to include in a taxable period ending after the Closing Date any amount of income, unless the Tax liability in respect of such income (determined as though such income were the only income or loss of the Company or Excell USA for the Tax period and without regard for the availability of any loss carryforwards or carrybacks) is taken into account in computing Working Capital. The Buyer shall provide a copy of such Buyer Prepared Pre-Closing Tax Return to the Sellers’ Representative for review and comment at least 30 days (10 days in the case of a non-income Tax Return) prior to the due date for filing such Tax Returns, and Buyer shall consider in good faith any reasonable comments provided by Sellers’ Representative on the Buyer Prepared Pre-Closing Tax Return. The Sellers’ Representative and Buyer shall work in good faith to resolve any disputes with respect to any Buyer Prepared Pre-Closing Tax Returns. If the Parties are unable to resolve a dispute, then such dispute shall be submitted to the Independent Accounting Firm to resolve such dispute in a manner consistent with the procedures for resolving disputed items set forth in Section 2.6(b). If a Buyer Prepared Pre-Closing Tax Return is required to be filed prior to the resolution of a dispute, the Buyer Prepared Pre-Closing Tax Return shall be filed as determined by the Buyer and such Tax Return shall be promptly amended if and to the extent required to reflect the final resolution of the dispute. The Buyer shall cause the Company or Excell USA to timely file all Buyer Prepared Pre-Closing Tax Returns. The Sellers shall timely pay to the appropriate Tax Authority any Taxes shown as due on the Buyer Prepared Pre-Closing Tax Returns if and only to the extent that a liability for the amount of such Taxes was not included in Working Capital or such Taxes were not pre-paid by the Company, Excell USA or the Sellers prior to the Closing Date. The Company or Excell USA shall, and the Buyer shall cause the Company or Excell USA to, promptly and timely execute a Buyer Prepared Pre-Closing Tax Return to the extent required by applicable Law.

(ii)    Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company or Excell USA for any Straddle Period (the “Buyer Prepared Post-Closing Tax Returns”). Each Buyer Prepared Post-Closing Tax Return shall be prepared consistent with the past practices of the Company or Excell USA, as applicable, except as required by applicable Law. Buyer shall provide a copy of such Buyer Prepared Post-Closing Tax Return to the Sellers’ Representative for review and comment at least thirty (30) days (10 days in the case of a non-income Tax Return) prior to the due date for filing such Buyer Prepared Post-Closing Tax Returns, and Buyer shall consider in good faith any reasonable comments provided by Sellers’ Representative on such Buyer Prepared Post-Closing Tax Return. The Sellers’ Representative and Buyer shall work in good faith to resolve any disputes with respect to any Buyer Prepared Post-Closing Tax Returns. If the Parties are unable to resolve a dispute, then such dispute shall be submitted to the Independent Accounting Firm to resolve such dispute in a manner consistent with the procedures for resolving disputed items set forth in Section 2.6(b). If a Buyer Prepared Post-Closing Tax Return is required to be filed prior to the resolution of a dispute, the Tax Return shall be filed as determined by the Buyer and it shall be promptly amended if and to the extent required to reflect the final resolution of the dispute. The Sellers shall pay to Buyer all Taxes due and payable with a Buyer Prepared Post-Closing Tax Return for a Straddle Period that are allocated to the Pre-Closing Tax Period in accordance with Section 6.8(c) within two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Tax Authority if and only to the extent that a liability for such Taxes was not included in Working Capital or such Taxes were not pre-paid by the Company, Excell USA or the Sellers prior to the Closing Date. The Company or Excell USA shall, and the Buyer shall cause the Company or Excell USA to, promptly and timely execute a Buyer Prepared Post-Closing Tax Return to the extent required by applicable Law.

(b)    Cooperation on Tax Matters. Buyer, the Company, Excell USA and the Sellers shall, and Buyer shall cause the Company and Excell USA to, reasonably cooperate, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes or Tax Returns of the Company or Excell USA for or that include a Pre-Closing Tax Period (a “Tax Contest”). Such cooperation will include the retention and (upon the other Party’s written request) the provision of records and information that is in the possession of such Party, which is reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Buyer, the Company, Excell USA and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company or Excell USA relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, the Company, Excell USA or the Sellers any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(c)    Tax Contests. If, subsequent to the Closing, Buyer, the Company or Excell USA receives notice of a Tax Contest relating to Taxes of the Company or Excell USA that relate to a Pre-Closing Tax Period, then within five days after receipt of such notice, Buyer shall notify the Sellers’ Representative of such notice; provided, however, that any failure on the part of Buyer to so notify the Sellers’ Representative shall not limit any of the obligations of the Sellers under Article VII (except to the extent such failure prejudices the defense of such Tax Contest). Sellers’ Representative shall have the right, but not the obligation, to control the conduct and resolution of any Tax Contest that relates to any taxable period that ends on or before the Closing Date, including any settlement or compromise thereof; provided, that if the Sellers’ Representative exercises its right to control the Tax Contest Sellers’ Representative shall keep the Buyer reasonably informed of all material developments on a timely basis and provided further that the Buyer will be entitled to participate in the defense of such claim if and only to the extent that the resolution of the Tax Contest would reasonably be expect to adversely impact the Taxes or Tax Returns of the Company or Excell USA for a Tax period beginning on or after the Closing Date, and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne solely by Buyer. If and only to the extent that a settlement of a Tax Contest controlled by Sellers’ Representative would reasonably be expected to subject the Buyer, the Company or Excell USA to a non-indemnified Tax, Sellers’ Representative shall not settle such Tax Contest without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall have the right and obligation to control the conduct and resolution of any Tax Contest that relates to a Straddle Period or that is not controlled by the Sellers’ Representative, including any settlement or compromise thereof; provided, that Buyer shall keep the Sellers’ Representative reasonably informed of all material developments on a timely basis provided further that the Sellers’ Representative will be entitled to participate in the defense of such Tax Contest and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne by Sellers. Neither Buyer, the Company nor Excell USA shall settle a Tax Contest that Buyer controls without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed if such settlement would impact the Sellers). To the extent any provisions in Section 7.6 are inconsistent with this Section 6.8(c) with respect to any Third-Party Claim that relates to Taxes, this Section 6.8(c) shall control.

(d)    Straddle Period Allocation. For purposes of Section 6.8(a)(ii) and Article VII, the portion of any Tax that relates to the portion of any Straddle Period ending on the day prior to the Closing Date shall be allocated to the Pre-Closing Tax Period as follows: (A) the amount of any Taxes for the Pre-Closing Tax Period that are (i) based on or measured by income or receipts, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, shall be determined based on an interim closing of the books as of the close of business on the day prior to the Closing Date; (B) the amount of all other Taxes that relate to the Pre-Closing Tax Period shall be deemed equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the day prior to the Closing Date and the denominator of which is the number of days in the entire period. Taxes allocated to the Pre-Closing Tax Period shall be borne by the Sellers to the extent set forth in this Agreement. The remainder of the Taxes for the Straddle Period that are not allocated to the Pre-Closing Tax Period shall be allocated to the portion of the Straddle Period beginning on the Closing Date and such Taxes shall be borne by Buyer.

(e)    If, at any time after the Closing Date, the Company is assessed for Taxes under subsection 185.1(1) of the Tax Act (or equivalent provision under any provincial tax legislation) in respect of an "excessive eligible dividend designation" within the meaning of subsection 89(1) of the Tax Act (or equivalent provision under any provincial tax legislation) in respect of any dividend paid on or before the Closing (including for greater certainty, any dividends paid, or deemed to have been paid, on the Closing Date and before the Closing), Buyer shall cause the Company to make the election under subsection 185.1(2) of the Tax Act (or equivalent provision under any provincial tax legislation) in prescribed manner and within the time specified in subsection 185.1(2) (or equivalent provision under any provincial tax legislation), in respect of any such "excessive eligible dividend designation" so as to treat such excess amount as a separate taxable dividend and each of the Sellers hereby concurs with the making of the election under subsection 185.1(2) of the Tax Act (or equivalent provision under any provincial tax legislation) to treat such excess amount as a taxable dividend and shall cooperate with the Company and take all steps necessary in order to make such election. Notwithstanding the foregoing, the filing of the election by a Company and the concurrence of the Sellers does not relieve the Sellers from their indemnification obligations to the Buyer to the extent that either the Company or the Buyer is liable to pay any Tax or otherwise suffers any Losses as a result of such excessive eligible dividend election.

(f)    If, at any time after the Closing Date, the Company is assessed for Taxes under subsection 184(2) of the Tax Act (or equivalent provision under any provincial tax legislation) in respect of a dividend paid on or before the Closing (including for greater certainty, any dividends paid, or deemed to have been paid, on the Closing Date and before the Closing) in respect of which such Company made a capital dividend election under subsection 83(2) of the Tax Act (or equivalent provision under any provincial tax legislation), Buyer shall cause such Company to make the election under subsection 184(3) of the Tax Act (or equivalent provision under any provincial tax legislation) in prescribed manner and within the time specified in subsection 184(3) (or equivalent provision under any provincial tax legislation) in respect of any such excessive capital dividend election so as to treat such excess amount as a separate taxable dividend and each of the Sellers hereby concurs with the making of an election under subsection 184(3) of the Tax Act (or equivalent provision under any provincial tax legislation) to treat such excess amount as a taxable dividend and shall cooperate with the Company and take all steps necessary in order to make such election. Notwithstanding the foregoing, the filing of the election by a Company and the concurrence of the Sellers does not relieve the Sellers from their indemnification obligations to the Buyer to the extent that either the Company or the Buyer is liable to pay any Tax or otherwise suffers any loss or damage as a result of such capital dividend election.

(g)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”), if any, shall be borne by the Buyer. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be filed by the Party required to file such Tax Returns under applicable Law (at the cost and expense of the Buyer) and such Party shall provide copies of such Tax Returns to the other Party and, if required by applicable Law, the other Party will join in the execution of any such Tax Returns and other documentation.

(h)    Post-Closing Tax Matters.

(i)    To the extent not reflected as a positive adjustment to the Final Net Purchase Price or not included in the calculation of Working Capital, promptly upon receipt by the Company, Excell USA or Buyer, the Buyer shall pay (net of any applicable Taxes) to Sellers any refund, rebate, abatement, reduction or other recovery (whether direct or indirect through a right of setoff or credit) of Taxes of the Company or Excell USA and any interest received thereon, attributable to any Pre-Closing Tax Period of the Company or Excell USA. The Parties agree to treat any payment made pursuant to this Section 6.8(h)(i) as an adjustment to the Purchase Price for Tax purposes. Upon request by Sellers’ Representative after the Closing Date, the Buyer shall cause the Company or Excell USA to use commercially reasonable efforts to obtain any refund, rebate, abatement, reduction or other recovery (whether direct or indirect through a right of setoff or credit) of Taxes of the Company or Excell USA and any applicable interest for any Pre-Closing Tax Period that would be payable to the Sellers pursuant to this Section 6.8(h)(i), including by filing amended Tax Returns. In the event that the Company or Excell USA is subsequently required to repay to any Tax Authority any amount paid to the Sellers pursuant to the provisions of this Section 6.4(h)(i), any such amount shall be repaid to Buyer, together with any interest and penalties owed in respect of such disallowed refund or credit, within ten (10) Business Days, as an adjustment to the Purchase Price.

(ii)    Following the Closing, unless the Sellers’ Representative provides his prior written consent, the Buyer, the Company and Excell USA shall not (i) amend, refile or otherwise modify any Tax election or Tax Return of or related to the Company or Excell USA with respect to any Pre‑Closing Tax Period, (ii) file a Tax Return of the Company or Excell USA for a Pre‑Closing Tax Period in a jurisdiction where the Company or Excell USA has not previously filed a Tax Return, (iii) grant an extension of any applicable statute of limitations with respect to a Tax Return of the Company or Excell USA for a Pre‑Closing Tax Period, or (iv) enter into any voluntary disclosure Tax program, agreement or arrangement with any Governmental Authority or Tax Authority that relates to the Taxes or Tax Returns of the Company or Excell USA for a Pre-Closing Tax Period.

(iii)    For purposes of this Section 6.8, all references to the Buyer, the Sellers, Sellers’ Representative, the Company and Excell USA include their respective successors.

(i)    Restrictive Covenants. The parties agree that no amount of the Purchase Price will be allocated to the granting of any restrictive covenants (as such term is defined in the Tax Act) by the Sellers or any other Person, including those contained in Section 6.2. Notwithstanding that the parties have not allocated any amount of the Purchase Price to such covenants, the Buyer agrees to make, if requested by a Seller, a joint election to have the provisions of section 56.4 of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial Tax Laws, apply in respect of any such covenants.

6.9    Further Assurances

From time to time after the date hereof, and without further consideration, the Parties shall execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer and take or arrange for such other actions as may be reasonably requested by the other Party to more effectively complete any of the transactions provided for in this Agreement or any document contemplated hereby.

6.10    D&O Policy; Indemnification of Directors and Officers

(a)    At the Closing, the Company shall purchase an extended reporting period endorsement under the Companies’ existing directors' and officers' liability insurance coverage for the Companies’ directors and officers in a form reasonably acceptable to the Company that shall provide such directors and officers with coverage for six years following the Closing of not less than the existing coverage and have other terms not materially less favorable to, the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Companies (the “D&O Tail Policy”). The Company shall maintain the D&O Tail Policy in full force and effect, and continue to honor the obligations thereunder. 50% of the cost of the D&O Tail Policy shall be considered a Company Transaction Expense and 50% shall be borne by the Buyer as a Buyer Transaction Expense.

(b)    For a period of six years after the Closing, the Buyer shall not, and shall not permit the Companies to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Companies’ constating documents relating to exculpation or indemnification of any current or former officers or directors of the Companies, it being the intent of the parties hereto that the officers and directors of the Companies continue to be entitled to such exculpation and indemnification to the full extent of the law. In the event the Buyer, the Companies or any of their respective successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or the Companies, as the case may be, shall assume all of the obligations set forth in this Section 6.10. This Section 6.10 is intended for the benefit of, and is enforceable by, each current and former officer and director of the Companies and his or her heirs, executors and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

ARTICLE VII - INDEMNIFICATION

7.1    Representations, Warranties and Covenants

All representations, warranties, covenants, and agreements of the Company, the Sellers, and the Buyer made in this Agreement, all Transaction Documents executed and delivered in connection herewith, and all certificates delivered in connection therewith (a) shall be deemed to have been relied upon by the Party or Parties to whom they are made, and shall survive the Closing in accordance with the terms and conditions of this Agreement, and (b) shall bind the Parties’ successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the Parties (subject to Section 7.2 below) and their respective successors and assigns and to their transferees of Shares, whether so expressed or not.

7.2    Survival Period

Other than with respect to the Fundamental Representations of the Sellers and the Fundamental Representations of the Buyer, and as set forth in this Section 7.2, all of the representations and warranties of the Company, the Sellers, and the Buyer contained in this Agreement shall survive the Closing and continue in full force and effect until the date that is 16 months after the Closing Date, except that any written claim for breach thereof made in good faith with commercially reasonable specificity prior to such expiration date and delivered to the Party against whom indemnification is sought shall survive thereafter until finally resolved and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the Party making such claim; provided, that (a) the Fundamental Representations of the Sellers and the Fundamental Representations of the Buyer shall survive the Closing and continue indefinitely, (b) Section 3.10 (Tax Matters) and Section 4.5 (Residency) (collectively, the “Regulatory Representations”) shall survive until the date that is 60 calendar days from the last date on which an assessment or reassessment for Taxes under the Tax Act or under any other Law imposing Taxes can be made against the Company in respect of the dates or periods covered by the Regulatory Representations and (c) Section 3.20 (Environmental Matters) shall survive until the date that is 60 months from the Closing Date. “Fundamental Representations of the Seller” shall mean the representations set forth in Section 3.1 (Organization and Company Power); Section 3.2(a) (Authorization); Section 3.3 (Shares); Section 3.4 (Subsidiaries); Section 3.18 (No Brokers or Finders); Section 4.1(a) (Authority); Section 4.2 (Shares); and Section 4.4 (Investment Banking; Brokerage Fees). “Fundamental Representations of the Buyer” shall mean the representations set forth in Section 5.1 (Organization and Power), Section 5.2 (Authority and Non-Contravention), Section 5.3 (Consents and Approvals) and Section 5.8 (Investment Banking; Brokerage Fees). The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective term.

7.3    Indemnification Provisions for Buyer’s Benefit

Provided that the Buyer makes a written claim for indemnification, describing with commercially reasonable specificity the facts and circumstances with respect to the subject matter of such claim within the applicable survival period set forth in Section 7.2, subject to the limitations set forth in this Article VII, the Sellers, severally (and not jointly and severally), shall indemnify Buyer and its successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any Losses incurred by any of the Buyer Indemnified Parties arising out of, or by reason of:

(a)    any inaccuracy in or breach by the Company or the Sellers of the Fundamental Representations of the Sellers and/or Section 3.10 (Tax Matters), and Section 4.5 (Residency);

(b)    any Taxes of the Company or Excell USA with respect to any Pre-Closing Tax Period; provided, however, that the Sellers shall have no liability under this Section 7.3(b) for any Taxes to the extent they were paid to the appropriate Tax Authority or to the Buyer pursuant to Section 6.8(a) or treated as Final Indebtedness or reserved in the Working Capital;

(c)    any inaccuracy in or breach of any of the representations or warranties of the Company or the Sellers (other than Fundamental Representations of the Sellers or Section 3.10 (Tax Matters), Section 3.20 (Environmental Matters), or Section 4.5 (Residency)) contained in this Agreement;

(d)    any inaccuracy in or breach by the Company or the Sellers of the representations and warranties of the Company or the Sellers pursuant to Section 3.20 (Environmental Matters);

(e)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Sellers pursuant to this Agreement or any Transaction Document; and

(f)    the PPP Loan Obligations.

Notwithstanding the foregoing, for purposes of this Agreement, other than in respect of Losses pursuant to breaches of the Fundamental Representations of the Sellers, Section 3.10 (Tax Matters), Section 4.5 (Residency) and claims arising out of or related to fraud in which a Seller or the Sellers participated, no indemnification shall be due or payable by the Sellers and no claim will be made against them with respect to Losses, until (i) the amount of Losses arising from any one claim exceeds $14,000.00 (a “Qualifying Claim”) and (ii) the aggregate amount of all Qualifying Claims exceeds $100,000.00 (the “Basket”), in which case, the Buyer Indemnified Parties shall be entitled to recover all Losses from the first dollar, subject to the limitations hereof.

The maximum, aggregate liability of each Seller to the Buyer Indemnified Parties under or in connection with this Agreement with respect to claims for Losses that may properly be brought under Section 7.3(c) against such Seller will be limited to 12% of the amount of the Purchase Price received by such Seller.

The maximum, aggregate liability of each Seller to the Buyer Indemnified Parties under or in connection with this Agreement with respect to claims for Losses that may properly be brought under Section 7.3(d) against such Seller will be limited to 50% of the amount of the Purchase Price received by such Seller.

The maximum, aggregate liability of each Seller to the Buyer Indemnified Parties under or in connection with this Agreement with respect to claims for Losses that may properly be brought under Sections 7.3(a), 7.3(b), 7.3(e) and 7.3(f) (inclusive of any claims for Losses brought under Sections 7.3(c) and 7.3(d) against such Seller will be limited to 100% of the amount of the Purchase Price received by such Seller.

Notwithstanding the foregoing, any claims arising out of or related to fraud in which a Seller or the Sellers participated shall not be subject to the limitations set forth in this Section 7.3.

Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by any Seller pursuant to this Section 7.3 with respect to any claim asserted by the Buyer Indemnified Party after the expiration of the survival period, if any, prescribed for such representation, warranty or covenant in Section 7.2.

7.4    Indemnification Provisions for the Seller’s Benefit; Limitations

(a)    Subject to the provisions of this Article VII, from and after Closing, the Buyer agrees to indemnify and hold each of the Sellers and its respective successors, heirs and permitted assigns (the “Seller Indemnified Parties”) harmless from and against any Losses sustained or suffered by the Seller Indemnified Parties to the extent caused by or arising from a breach of, or inaccuracy in, any representation or warranty made by the Buyer, the common law fraud of the Buyer, or a failure to perform any covenant or agreement made by the Buyer herein.

(b)    Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by the Buyer pursuant to Section 7.4(a) with respect to any claim asserted by a Seller Indemnified Party after the expiration of the survival period, if any, prescribed for such representation, warranty or covenant in Section 7.2. In no event shall the aggregate liability of the Buyer for indemnification payable under this Article VII exceed an amount equal to the Final Net Purchase Price (as finally determined in accordance with Article II). Notwithstanding the foregoing, any claims arising out of or related to fraud in which the Buyer participated shall not be subject to the limitations set forth in this Section 7.4.

7.5    Matters Involving Third Parties

(a)    If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that gives rise to a claim for indemnification against another Party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party shall promptly (and in any event within 15 Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing (a “Notice”); provided, however, that failure to give such Notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement from any Indemnifying Party except to the extent that such Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure except and to the extent that the Indemnifying Party can demonstrate actual material loss or actual material prejudice (and in any event, solely to the extent of such loss or prejudice) as a result of such failure. For the avoidance of doubt, this Section 7.5 shall not apply with respect to any Tax Contests, which shall be governed solely by Section 6.8(c).

(b)    In the case of any Third-Party Claims for which indemnification is sought, the Indemnifying Party shall be entitled at its cost and expense to (i) conduct and control any proceedings or negotiations with such third party, (ii) perform and control or direct the performance of any required activities, (iii) take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the settlement includes a complete release of the Indemnified Party with respect to the claim and no additional obligation, restriction or Losses shall be imposed on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder) and (iv) employ counsel to contest any such claim or liability; provided, that the Indemnifying Party shall not have the right to assume control of such defense, if the claim for which the Indemnifying Party seeks to assume control: (w) seeks non‑monetary relief (except where non‑monetary relief is merely incidental to a primary claim or claims for monetary damages), (x) involves criminal allegations, (y) is one in which the Indemnifying Party is also a Party and for which joint representation would, in the reasonable opinion of the Indemnified Party’s or Indemnifying Party’s respective counsel, be inappropriate or, in the reasonable opinion of the Indemnified Party’s or Indemnifying Party’s respective counsel, there may be legal defenses available to the Indemnified Party that are materially different from or materially additional to those available to the Indemnifying Party or (z) involves a claim for which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnifying Party shall, within 30 days after delivery of the Notice to Indemnifying Party (or sooner, if the nature of the Third-Party Claim so requires) (the “Dispute Period”), notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim, provided that the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take commercially reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within the Dispute Period of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed)) and the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Article VII.

7.6    Direct Claims

Any indemnification claim by an Indemnified Party which does not result from a Third Party Claim shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. Such written notice shall summarize the basis for the indemnification claim based on the information reasonably available at that time to the Indemnified Party. The failure to give written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless, and then solely to the extent that, the rights of the Parties from whom indemnity is sought are materially prejudiced as a result of such failure; provided, however, that no such notice shall have any effect or be valid if it is given following the end of any applicable survival period provided for in Section 7.2. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement and the Indemnifying Party shall promptly pay any amounts owed in accordance with the terms of this Agreement.

7.7    Further Limitations and Qualifications

(a)    Right to Recover. The Indemnified Parties shall attempt in good faith to promptly seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of the Indemnified Parties against the Indemnifying Party, to the extent available therefor. The failure to promptly seek to recover or make a claim for insurance proceeds shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless, and then solely to the extent that, the rights of the Parties from whom indemnity is sought are materially prejudiced or materially harmed as a result of such failure. In addition, the Indemnifying Party shall, to the extent of any indemnification payment made by it and to the extent consistent with any related indemnification agreement, insurance policy, or applicable Law, be subrogated to all rights of the Indemnified Party against any third party in respect of the claim (or portion of such claim) to which the indemnification payment relates. If the Indemnified Party actually receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Indemnified Party, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds (net of any expenses incurred in collection thereof) actually received by the Indemnified Party. If the Indemnified Party actually receives any insurance proceeds with respect to any Loss after the Indemnifying Party has provided indemnification for such Loss to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds (net of any expenses incurred in collection thereof) to the Indemnifying Party with respect to such Loss.

(b)    Exclusive Remedies. Subject to (and without limiting the effects of) the terms of Section 8.12, from and after Closing, except with respect to matters covered by Section 2.6, the remedies provided in this Article VII shall constitute the sole and exclusive remedies available to any Party hereto with respect to any claim relating to this Agreement or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), other than for common law fraud.

(c)    Duration of Claim. The indemnification obligations of the Indemnifying Party pursuant to this Agreement with respect to a specific claim for which indemnification is provided under this Agreement shall extend beyond the time period for indemnification set forth herein with respect to such specific claim until it has been fully discharged or resolved or settled so long as a written notice prepared in good faith with reasonable specificity (to the extent known at such time) shall have been given to the Indemnifying Party on or prior to the end of such time period.

(d)    Calculating Losses. For the purpose of determining the amount of Losses arising from a breach of or inaccuracy in any representation or warranty of the Company or the Sellers, any limitation or qualification as to materiality (or a similar concept) set forth in such representation or warranty shall be disregarded, but for certainty, shall not be disregarded for the purposes of determining whether a breach of any representation or warranty of the Company or the Sellers has occurred.

(e)    Other Limitations. No Party will have any liability to any other Party under this Article VII to the extent:

(i)    of any related and reasonably determinable Tax benefit available to the Indemnified Party (or, in the case of the Buyer, the Companies) as a result of the matters giving rise to the Losses as determined by the Indemnifying Party’s external accountants, acting reasonably;

(ii)    that any Losses could reasonably have been minimized or avoided had the Indemnified Party exercised reasonable diligence and ordinary care in attempting to minimize or avoid aggravating such Losses;

(iii)    a reserve or provision for the individual fact, matter or circumstance was made in the Financial Statements, in which case the Indemnified Party will be entitled, subject to the provisions of this Agreement, only to make a claim in respect of such item for the amount which exceed such reserve or provision;

(iv)    the Losses have been accrued as a Current Liability (or netted against a Current Asset) and included in the determination of Working Capital; or

(v)    such liability arises or the amount thereof is increased as a result of a change after the Closing Date in the accounting policies or practices of the Indemnified Party (or, in the case of the Buyer, the Companies) or a change in the Laws.

(f)    Mitigation. Each Party will use commercially reasonable efforts to mitigate any Losses for which an Indemnifying Party is required to indemnify the Indemnified Party hereunder.

(g)    No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. In this regard, there shall be no duplication of recovery under Article III and/or Article IV.

(h)    No Set-off. An Indemnified Party will not be entitled to set off the amount of any Losses subject to indemnification under this Agreement against any other amounts payable to an Indemnifying Party, whether under this Agreement or otherwise.

(i)    Recourse to Indemnification Escrow. The indemnification obligations of the Sellers pursuant to this Article VII will be satisfied first by the Buyer claiming against the Indemnification Escrow Fund in accordance with the Escrow Agreement and then, to the extent obligations remain after the Indemnification Escrow Fund has been exhausted, the Buyer may, subject to and in accordance with the provisions of this Article VII, recover its Losses directly from the Sellers.

(j)    Release of Indemnification Escrow Fund. Within five (5) Business Days after the 1st anniversary of the Closing Date, the Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ legal counsel, in trust for the Sellers, an amount equal to the Indemnification Escrow Amount then available and not subject to any prior indemnification claim by the Buyer Indemnified Parties under this Article VII up to an amount equal to 50% of the Indemnification Escrow Amount. Within five (5) Business Days after the date that is 16 months after the Closing Date, the Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ legal counsel, in trust for the Sellers, an amount equal to (A) the balance of the Indemnification Escrow Fund minus (B) the amount, if any, of any unresolved indemnification claims pending under this Article VII. Upon the resolution of all such unresolved claims referred to in the foregoing clause (B), the Buyer and the Sellers’ Representative shall, within five (5) Business Days following the determination of the amount to be distributed to the Buyer and/or the Sellers in accordance with the resolution of such claims, execute and deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release the balance of the Indemnification Escrow Fund to the Buyer or the Sellers’ legal counsel, in trust for the Sellers, as the case may be.

7.8    Subrogation

Following the Closing, the Sellers shall not have any right of subrogation against the Company in connection with any of the representations or warranties made by the Company in Article III or in connection with any covenants made by the Company in this Agreement.

7.9    Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE VIII - MISCELLANEOUS

8.1    Entire Agreement

This Agreement together with the Transaction Documents constitutes the full and entire understanding and agreement among the Parties hereto with respect to the subject matters hereof and thereof and any and all other written or oral agreements existing prior to are expressly superseded and canceled. Without limiting the generality of the foregoing, the Parties make no representations or warranties of any kind or nature, express or implied, at law or in equity, except as expressly set forth in this Agreement.

8.2    No Third-Party Beneficiaries

Other than the Indemnified Parties, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.3    Amendments, Waivers, Consents and Assignability

(a)    For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company or the Sellers on the one hand, and the Buyer on the other, and no delay on the part of any Party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. Any term or provision hereof may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Buyer and the Sellers.

(b)    The Buyer may assign its rights to an Affiliate without obtaining the consent of the Sellers, but no such assignment will relieve the Buyer of its obligations under this Agreement. This Agreement may not otherwise be assigned by any Party without the prior written consent of each other Party. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing and except as otherwise expressly provided, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

8.4    Notices and Demands

Any notice or other communication required or permitted to be given to any Person hereunder shall be in writing and shall be given to such Person at such Person’s address set forth below, or such other address as such Person may hereafter specify by notice in writing to the other Persons. Any such notice or other communication shall be addressed as aforesaid and given by: (i) certified mail (registered mail), with first class postage prepaid and return receipt requested, (ii) hand delivery, or (iii) reputable overnight express courier. Any notice or other communication will be deemed to have been duly given immediately when actually delivered or upon refusal of delivery:

To the Sellers’ Representative:	Mark Kroeker

With a copy (which shall not constitute notice) to:	Mogan Daniels Slager LLP Suite 1700 1185 West Georgia Street Vancouver, British Columbia Canada V6E 4E6

To the Company or the Buyer:	1336902 B.C. Unlimited Liability Company c/o Ultralife Corporation 2000 Technology Parkway Newark, New York 14513

With a copy (which shall not constitute notice) to:	Lippes Mathias LLP 50 Fountain Plaza, Suite 1700 Buffalo, New York 14202

8.5    Severability

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, however, if such severability will negate in any material respect the monetary terms of this Agreement, then the Parties shall negotiate in good faith to amend the invalid terms in a manner so that such terms shall not be invalid and will not modify in any material respect the monetary terms of this Agreement unless otherwise agreed to by the Parties. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

8.6    Counterparts

This Agreement may be executed in counterparts (including by DocuSign, facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form), all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by DocuSign, facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

8.7    Headings; Interpretation

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement: (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references in this Agreement: (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended, re-enacted, consolidated or replaced from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Notwithstanding the foregoing, any representation or warranty made with respect to compliance with a statute shall mean such statute as in effect as of the date such representation or warranty is made. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule and Exhibits referred to in this Agreement will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement. The words “dollar” or “$” shall mean, unless otherwise specified, United States dollars. For purposes of calculating any amounts denominated in Canadian dollars, unless otherwise specified, such amounts shall be converted into US dollars based on the Bank of Canada daily exchange rate on the relevant date, or if the calculation is being made on such relevant date, the Bank of Canada daily exchange rate on the date that is one (1) Business Day prior to the relevant date. For the purposes of calculating the Canadian dollar equivalent of the US dollar amounts set out in Sections 3.11, 3.13 and 3.22, such amounts shall be converted into Canadian dollars based on the Bank of Canada daily exchange rate on November 15, 2021.

8.8    Exhibits and Schedules

The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article III and Article IV , as applicable. The disclosure in any section or paragraph of the Disclosure Schedule qualifies other sections and paragraphs in this Agreement to the extent it is reasonably apparent from the face and terms of such disclosure that such disclosure is applicable to such other sections and paragraphs. The Disclosure Schedule shall not be construed as indicating that any matter disclosed therein is required to be disclosed or that such information is material with respect to the Sellers or the Company, as applicable. No reference in the Disclosure Schedule to any agreement or document shall be construed as an admission to any third party that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission to any third party that any such breach or violation exists or has already occurred.

8.9    Governing Law; Venue

This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia without giving effect to any Law that would cause the application of the Laws of any jurisdiction other than the Province of British Columbia. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, except as provided in Section 8.12, must be brought in the courts of the Province of British Columbia.

8.10    Consent to Jurisdiction

THIS SECTION SHALL APPLY EXCEPT WITH RESPECT TO WHICH A PARTY OTHERWISE SEEKS EQUITABLE REMEDIES PURSUANT TO SECTION 8.12 (SPECIFIC PERFORMANCE). EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN THE PROVINCE OF BRITISH COLUMBIA FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE PROVINCE OF BRITISH COLUMBIA WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 8.10. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE PROVINCIAL AND FEDERAL COURTS LOCATED IN THE PROVINCE OF BRITISH COLUMBIA AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.11    Incorporation by Reference

The Disclosure Schedule and other schedules and exhibits hereto constitute integral parts of this Agreement and are hereby incorporated by reference herein.

8.12    Specific Performance

The Parties agree that irreparable damage may occur and that the Parties hereto would not have any adequate remedy at law in the event of any breach or threatened breach of any covenant, obligation or other provision of this Agreement. It is accordingly agreed that the Parties hereto may be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach, without proof of actual damages (and each Party hereto hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), such remedies being in addition to any other remedy to which the Parties hereto are entitled at law or in equity and that notwithstanding Section 8.9, such remedies sought in accordance with this Section 8.12 may be sought in a court of competent jurisdiction within the United States or Canada.

8.13    WAIVER OF JURY TRIAL

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

8.14    Sellers’ Representative

(a)    Mark Kroeker (the “Sellers’ Representative”) is hereby irrevocably constituted and appointed as the attorney-in-fact and agent for each Seller in his, her or its name, place and stead to act on behalf of such Seller in connection with this Agreement and any Transaction Documents and the consummation of the Transactions contemplated hereby or thereby, with such power and authority to execute any and all instruments or other documents, and to do any and all other acts or things (or refrain from doing), in the name and on behalf of each such Seller that Sellers’ Representative may deem necessary, appropriate, helpful or advisable, or that may be required of or permitted by such Seller pursuant to this Agreement or any Transaction Documents or in connection with the consummation of the Transactions contemplated hereby or thereby, provided that, for certainty, such appointment shall not extend to acting for any Seller with respect to matters of employment or matters relating thereto. Without limiting the generality of the foregoing, Sellers’ Representative, acting in his capacity as such, shall have the full power and authority, in the name and on behalf of each Seller, (i) to agree with Buyer or the Company with respect to any matter or thing required or deemed necessary by Sellers’ Representative in connection with the provisions of this Agreement or any Transaction Documents calling for the agreement of the Sellers, (ii) to agree to amend, modify or terminate this Agreement or any Transaction Document, (iii) to give and receive notices on behalf of the Sellers, (iv) to act on behalf of the Sellers in connection with any matter as to which the Sellers are or may be obligated to indemnify Buyer under this Agreement, (v) to interpret the terms and provisions of this Agreement or any Transaction Document, (vi) to dispute or decline to dispute any liability claim hereunder and to negotiate and compromise any dispute that may arise under this Agreement and to sign any releases or other documents with respect to any such dispute, (vii) to negotiate, execute and deliver any Transaction Document, certificate, statement, notice, approval, extension, waiver, amendment or other document required or permitted to be delivered, made or given in connection with the consummation of the Transactions contemplated by this Agreement, (viii) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the Transactions contemplated by this Agreement and (ix) to do all other things and perform all other acts, including executing and delivering all agreements, certificates, receipts, consents, elections, instructions and other instruments or documents contemplated by, or deemed by Sellers’ Representative to be necessary, appropriate, helpful or advisable in connection with, this Agreement or any Transaction Document. By his or its execution of this Agreement, each Seller hereby acknowledges that Sellers’ Representative has full authority to act on his, her or its behalf and to bind him, her or it as and to the fullest extent provided in this Section 8.14.

(b)    Except in cases of fraud or willful misconduct, Sellers’ Representative will have no liability to Buyer, the Companies or any Seller or their respective successors or assigns with respect to actions taken or omitted to be taken in good faith in his capacity as Sellers’ Representative and shall be entitled to indemnification and reimbursement from the Sellers against any loss, liability, fees or expenses arising out of actions taken or omitted to be taken in good faith in his capacity as Sellers’ Representative. Buyer will have no liability to any Seller or their respective successors or assigns with respect to any matters provided for in this Section 8.14, including in respect of any actions taken or omitted to be taken by Sellers’ Representative or any claims between the Sellers in connection therewith, and shall be entitled to indemnification and reimbursement from the Sellers against any loss, liability, fees or expenses arising therefrom.

(c)    The Sellers’ Representative will be entitled to rely, and will be fully protected in relying, upon any statements furnished to them by any Seller or the Buyer, or any other evidence deemed by the Sellers’ Representative to be reliable.

(d)    Any approval, consent, election, notice, decision, agreement, waiver, delivery, interpretation, amendment or other action of the Sellers required or permitted under, or otherwise provided for in, this Agreement or any Transaction Document (each, a “Seller Action”) shall be conclusively deemed given, made or taken (as the case may be) if given, made or taken by Sellers’ Representative in his capacity as such for the Sellers and shall be binding upon each Seller as if expressly ratified and confirmed in writing by such Seller and Buyer shall be entitled to conclusively and absolutely rely, without inquiry, on any Seller Action given, made or taken by Sellers’ Representative in his capacity as such for all such purposes. All Seller Actions by Sellers’ Representative in his capacity as such shall be conclusive and binding upon all Sellers and no Seller shall have any cause of action against Buyer or Sellers’ Representative for any action taken or not taken by Seller Representative in his capacity as such.

(e)    The power of attorney created under this Agreement is coupled with an interest and shall be binding and enforceable on and against the heirs, personal representatives, successors and assigns of each of the Sellers, and such power of attorney shall not be revoked or terminated by the death, disability, bankruptcy, incompetency, dissolution or termination of any Seller or any heir, personal representative, successor or assign thereof.

(f)    In the event that Sellers’ Representative resigns or otherwise becomes unable to serve as Sellers’ Representative, all references herein or in any Transaction Document to Sellers’ Representative shall be deemed to refer to each Seller unless and until another Person is appointed by the Sellers to be Sellers’ Representative.

(g)    The Sellers’ Representative will not have any duties or responsibilities except those set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations or liabilities will be read into this Agreement or otherwise exist against the Sellers’ Representative.

(Signature pages follow)

IN WITNESS WHEREOF, the undersigned have executed this Share Purchase Agreement as of the day and year first above written.

COMPANY: 656700 B.C. LTD.

By:	/s/ Ian Kane
Name: Ian Kane
Title: Chief Executive Officer

Signature Page to Share Purchase Agreement

BUYER: 1336902 B.C. UNLIMITED LIABILITY COMPANY

By:	/s/ Michael E. Manna
Name: Michael E. Manna
Title: President

Signature Page to Share Purchase Agreement

SELLERS:

/s/ Ian Kane
IAN KANE

M. &. W. HOLDINGS LTD.

By:	/s/ William Fast
Name: William Fast
Title: Director

SANFORD CAPITAL LTD.

By:	/s/ Mark Kroeker
Name: Mark Kroeker
Title: Director

ARCEE ENTERPRISES INC.

By:	/s/ Randolph Peters
Name: Randolph Peters
Title: Director

0835205 B.C. LTD.

By:	/s/ Brian Larsen
Name: Brian Larsen
Title: Director

SELLERS’ REPRESENTATIVE:

/s/ Mark Kroeker
MARK KROEKER

Signature Page to Share Purchase Agreement

Omitted Exhibits and Schedules Disclosure List

The following list briefly identifies the contents of the Exhibits and Schedules to the foregoing Share Purchase Agreement which have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

The Registrant agrees to furnish to the Securities and Exchange Commission, to supplement and upon request, a copy of any of the following omitted Exhibits and Schedules.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms by the foregoing Share Purchase Agreement.

1.    Schedule 2.1 – Contains the allocation of the Purchase Price among the Sellers.

2.    Schedule 3.2 – Contains three contracts to which the Company is a party that will result in a default of the Company’s obligations thereunder due to the Transaction.

3.    Schedule 3.3 – Contains the capitalization of the Company.

4.    Schedule 3.5(a) – Contains consolidated financial statements of the Company as of January 31st of the years 2019, 2020 and 2021 and October 31, 2021.

5.    Schedule 3.5(c) – Contains a statement that the Company has no accounts receivable or loans receivable from Affiliated Persons.

6.    Schedule 3.7 – Contains a statement that the Company has no Indebtedness outstanding.

7.    Schedule 3.8 – Contains a statement regarding the acceleration of certain vesting options and accrual of certain liabilities.

8.    Schedule 3.9 – Contains a statement that there is no pending and threatened Legal Proceeding against the Company.

9.    Schedule 3.10(f) – Contains a statement that there are no tax liens against the Company.

10.    Schedule 3.10(i) – Contains a statement that there are no joint venture or partnership arrangements.

11.    Schedule 3.11 – Contains a list of all personal property of the Company necessary for its operations with a value of at least Fifty Thousand Dollars ($50,000).

12.    Schedule 3.12 – Contains a list of all Company Intellectual Property.

13.    Schedule 3.13 – Contains a list of: (i) any contract, lease or agreement involving a potential commitment or payment by the Company in excess of $50,000 annually; (ii) any contract containing covenants directly or explicitly limiting in any material respect the freedom of the Company to compete in any line of business or with any Person (other than confidentiality agreements containing non-competition or non-solicitation covenants on the part of the Company that were entered into by the Company in the ordinary course of business); (iii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement; (iv) any employment, consulting or other service agreements with present or former officers, directors, employees, consultants, shareholders of the Company or any other service provider of the Company that includes any change of control payments severance, termination, or retention obligations or similar accounts payable by the Company or its Affiliates in connection with the transactions contemplated by this Agreement; (v) any redemption or purchase agreements or other agreements affecting or relating to the shares of the Company, including, without limitation, any agreement with any shareholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provision; (vi) any collective bargaining agreement, (vii) any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements; (viii) any joint venture, franchise, partnership, manufacturer, development or agreement; (ix) any supply agreement pursuant to which the Company is required to supply materials in excess of $50,000 annually; (x) any acquisition, merger or similar agreement; (xi) any contract with any Governmental Authority; (xii) any contract providing for indemnification of any Person by the Company (excluding confidentiality agreements, customer and vendor contracts and purchase orders including indemnification provisions entered into in the ordinary course of business); (xiii) any material contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents to which the Company is a party; (xiv) any contract entered into in connection with any settlement or other resolution of any action pursuant to which the Company has any ongoing payment obligation after the Closing; and (xv) any other material contract not executed in the ordinary course of business.

14.    Schedule 3.14(a) – Contains a statement that there are government approvals required by the Company.

15.    Schedule 3.15 – Contains a list of all insurance policies of the Company currently in effect.

16.    Schedule 3.16 – Contains a list of all Employee Benefit Plans.

17.    Schedule 3.17 – Contains a list of all employees of the Company.

18.    Schedule 3.19 – Contains a statement that no Affiliate of the Company that is currently a party to a contract with the Company.

19.    Schedule 3.20(b) – Contains a statement that no Environmental Permits are necessary in connection with the Company’s ownership and operation of its business.

20.    Schedule 3.20(d) – Contains a statement that no Hazardous Materials have been Released.

21.    Schedule 3.20(e) – Contains a list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

22.    Schedule 3.22(a) – Contains a list of top ten (10) customers from whom the Company makes annual revenue exceeding Fifty Thousand Dollars ($50,000) for the calendar year ended January 31, 2021 or reasonably expected to exceed such amount for the fiscal year ended January 31, 2022.

23.    Schedule 3.22(a) – Contains a list of top ten (10) suppliers from whom the Company makes annual purchases exceeding Fifty Thousand Dollars ($50,000) for the calendar year ended January 31, 2021 or reasonably expected to exceed such amount for the fiscal year ended January 31, 2022.

24.    Schedule 3.23(a) – Contains a statement that no Assets used by the Company are not owned by the Company.

25.    Schedule 3.23(b) – Contains a statement that all Inventory of the Company is in good, usable and /or salable condition.

26.    Schedule 3.26 – Contains a list of all governmental programs the Company has availed itself of related to COVID-19 and any business interruptions experienced as a result of COVID-19.

27.    Schedule 4.1 – Contains a statement regarding each Seller’s full right, authority and power to enter into this Share Purchase Agreement.

28.    Exhibit A – Contains the calculation of estimated Working Capital used in the determination of the Closing Net Purchase Price.